EXECUTION VERSION

LEASE AGREEMENT

This LEASE AGREEMENT (this "**Lease**") is made as of this 23rd day of May, 2018 (the "**Commencement Date**") between **AREP 5400 EAST AVENUE LLC**, a Delaware limited liability company ("**Landlord**") and **SEASTONE DELRAY HEALTHCARE, LLC**, a Florida limited liability company ("**Tenant**").

1. GRANT OF PREMISES: Landlord hereby leases to Tenant, and Tenant hereby accepts the following described land and improvements, hereinafter referred to as the "**Premises**", in the City of West Palm Beach, Palm Beach County, Florida: the buildings (collectively, the "**Building**") and land located at 5400, 5402 and 5410 East Avenue, West Palm Beach, Florida, as more particularly described on Exhibit A attached hereto and made a part hereof.

2. TERM; RENEWAL TERM:

A. This Lease shall be for a term (the "**Term**") beginning on the Commencement Date and ending on May 31, 2028 (the "**Expiration Date**").

B. Tenant shall have the right to extend the Term for two (2) additional periods (each, an "**Extension Option**" and, together, the "**Extension Options**") of ten (10) years each (the first of such periods shall be referred to as the "**First Extension Term**"; the second of such periods shall be referred to as the "**Second Extension Term**"; and together, the "**Extension Term**") commencing on (i) with respect to the First Extension Term, the day following the Expiration Date of the initial Term and ending on the tenth (10th) anniversary of such Expiration Date (the "**Initial Extension Expiration Date**"); and (ii) with respect to the Second Extension Term, the day following the Initial Extension Expiration Date and ending on the tenth (10th) anniversary of the Initial Extension Expiration Date, ONLY if Landlord receives Tenant's irrevocable written notice of exercise ("**Extension Notice**") of such applicable Extension Option for (i) the First Extension Term not later than one hundred eighty (180) days prior to the expiration of the initial Term; and (ii) the Second Extension Term not later than one hundred eighty (180) days prior to the Initial Extension Expiration Date, and, in both cases, no Event of Default shall exist at the time the applicable Extension Notice is given (subject to applicable notice and cure rights). In the event Landlord does not receive the Extension Notice prior to the deadlines set forth in the previous sentence, as applicable, the applicable Extension Option shall be null and void. The Extension Option for the Second Extension Term may only be exercised if the Extension Option for the First Extension Term is exercised. The Extension Options are personal to Tenant, and in the event the Lease is assigned or the Premises are sublet to anyone other than a Permitted Transferee, the Extension Options shall be null and void. In the event that an Event of Default exists which is not cured within any applicable cure period at any time between the date the Extension Notice is delivered and the commencement of the applicable Extension Term, in addition to all other remedies set forth herein, Landlord shall have the right to declare the Extension Options null and void.

C. All provisions and conditions of the Lease will apply during the Extension Term except: (i) the annual Base Rent during the each Extension Term shall initially be equal to the greater of (A) the annual Base Rent for the last lease year of the Term (with respect to the First Extension Term) and the annual Base Rent for the last year of the First Extension Term (with respect

to the Second Extension Term), as applicable, or (B) the Prevailing Market Rate (as hereinafter defined), and, in either case, shall increase by three percent (3%) per year each lease year during the Extension Term above the annual Base Rent for the immediately preceding lease year.

D. For purposes of this Section 2, "**Prevailing Market Rate**" shall mean the annual rental rate per square foot for space in the metropolitan West Palm Beach, Florida area for leases and renewal and expansion amendments being entered into at or about the time that the Prevailing Market Rate is being determined for similar spaces, giving appropriate consideration to the specific aspects of the Premises, tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the space in question, and the method of allocating operating expenses and taxes. Within thirty (30) days after receipt of the Extension Notice for the First Extension Term and the Second Extension Term, as applicable, Landlord shall compute its determination of Prevailing Market Rate and deliver it to Tenant (the "**Landlord Computation**"). Within thirty (30) days after delivery of the Landlord Computation, Tenant shall either: (a) accept the Landlord Computation (an "**Acceptance**"), or (b) propose a counter-determination of Prevailing Market Rate (a "**Tenant Counter Computation**") with written notice to Landlord. For a period of forty-five (45) days after receipt of any Tenant Counter Computation is received by Landlord, Tenant and Landlord shall negotiate in good faith to agree on the Prevailing Market Rate (the "**Negotiation Period**"). If Tenant fails to provide written notice of either an Acceptance or a Tenant Counter Computation, Tenant shall be deemed to have elected an Acceptance.

In the event Landlord and Tenant cannot in reasonable good faith agree on the Prevailing Market Rate for the First Extension Term or the Second Extension Term, as applicable, prior to the expiration of the Negotiation Period, Landlord and Tenant agree that the Prevailing Market Rate shall be determined by a board of licensed real estate appraisers (each, an "**Appraiser**"), one of whom shall be named by Landlord, and one of whom shall be named by Tenant. Landlord shall pay the cost of the Appraiser named by Landlord and Tenant shall pay the cost of the Appraiser named by Tenant. Each of the Appraisers shall be independent (i.e., not affiliated with either Landlord or Tenant) licensed in the state in which the Premises is located as a real estate appraiser, specializing in the field of commercial real estate in the West Palm Beach, Florida, having not less than ten (10) years' experience in such field, and shall be recognized as ethical and reputable within the field. Landlord and Tenant agree to make their appointments promptly within fifteen (15) days after the expiration of the Negotiation Period, or sooner if mutually agreed upon. Within thirty (30) days after the expiration of the Negotiation Period, Landlord's Appraiser and Tenant's Appraiser shall submit his or her determination of the Prevailing Market Rate to the other. If agreement between Landlord's and Tenant's Appraiser on the Prevailing Market Rate is not reached within the ensuing fifteen (15) day period (the "**Appraiser Negotiation Period**"), Landlord's Appraiser and Tenant's Appraiser shall select a third Appraiser (the "**Third Appraiser**") within fifteen (15) days after the expiration of the Appraiser Negotiation Period. Within fifteen (15) days after the Third Appraiser is selected, Landlord's Appraiser and Tenant's Appraiser shall submit their determinations to the Third Appraiser in order for the Third Appraiser to select either Tenant's or Landlord's Appraisers' determination as closest to the Prevailing Market Rate. The Third Appraiser shall make such selection within fifteen (15) days after receipt of Landlord's Appraiser's and Tenant's Appraiser's determinations. The parties shall each pay 50% of any retainer requested by the Third Appraiser, and the party whose determination of Prevailing Market Rate is rejected by the Third Appraiser shall bear the entire amount of fees and charges incurred for the services of the Third Appraiser, including a refund to the other party of its share of the retainer previously paid. The Third Appraiser shall be engaged on the specific basis of non-liability to the parties for any determination made by him or her,

and such engagement shall be with the appropriate and necessary waivers and releases so as to confirm such non-liability to his satisfaction.

3. RENT:

A. Commencing on the Commencement Date, Tenant agrees to pay Landlord an annual "**Base Rent**" in accordance with the following schedule:

Period	Annual Base Rent	Monthly Base Rent
June 1, 2018 - May 31, 2019	$1,756,040.00	$146,336.67
June 1, 2019 - May 31, 2020	$1,835,860.00	$152,988.33
June 1, 2020 - May 31, 2021	$1,915,680.00	$159,640.00
June 1, 2021 - May 31, 2022	$1,995,500.00	$166,291.67
June 1, 2022 - May 31, 2023	$2,075,320.00	$172,943.33
June 1, 2023 - May 31, 2024	$2,155,140.00	$179,595.00
June 1, 2024 - May 31, 2025	$2,234,960.00	$186,246.67
June 1, 2025 - May 31, 2026	$2,394,600.00	$199,550.00
June 1, 2026 - May 31, 2027	$2,474,420.00	$206,201.67

Monthly Base Rent installments as set forth above shall be payable in advance on the first day of each calendar month during the Term of this Lease, provided that the time period from the Commencement Date to June 1, 2018 shall not be prorated and Tenant shall have no obligation to pay Base Rent before June 1, 2018. Annual increases in Base Rent shall occur on the dates scheduled therefor as set forth in the above table. Increases in Base Rent for any Extension Terms shall be as set forth in Section 2 above.

B. In addition to Base Rent, Tenant shall, and hereby agrees to, pay to Landlord each month a sum equal to any sales tax, tax on rentals, and any other charges, taxes and/or impositions now in existence or hereafter imposed based upon the privilege of renting the space leased hereunder or upon the amount of Rent and any other charges collected therefor. Nothing herein shall, however, be taken to require Tenant to pay any part of any federal or state taxes on income imposed upon Landlord.

C. Each payment is to be made without any offset or deduction whatsoever, in lawful money of the United States of America, at Landlord's address above specified or elsewhere as designated from time to time by Landlord's written notice to Tenant. All charges, costs and sums required to be paid by Tenant under this Lease in addition to Base Rent (including, without limitation, Impositions (as hereinafter defined) shall be deemed "**Additional Rent**", and Base Rent and Additional Rent shall hereinafter collectively be referred to as "**Rent**". Additional Rent shall be payable as and when provided in the Lease, and if no time period for the payment thereof is provided herein shall be due thirty (30) days after demand. Tenant's covenant to pay Rent shall be independent of every other covenant in this Lease. Landlord shall have the same rights and remedies as are provided herein, at law or in equity for non-payment of Additional Rent as Landlord shall have for non-payment of Base Rent.

D. Tenant shall owe and shall pay to Landlord a late charge of One Thousand Five Hundred and No/100 Dollars ($1,500) if any amount owing to Landlord hereunder is not paid

within five (5) days of the same being due and payable. The late charge is Additional Rent and represents a fair and reasonable estimate of the additional cost and expenses Landlord will incur because of Tenant's late payment of any amount hereunder.

4. USE OF PREMISES:

A. Tenant agrees to use and occupy the Premises only for medical, health care, or general office uses including, without limitation: (i) substance abuse treatment center to provide the licensed service components (as defined under Florida Statutes Section 397.311(18)), and any ancillary uses directly related thereto, or (ii) medical billing office, and for no other purpose without Landlord's prior written consent, which consent shall not be unreasonably withheld. Tenant acknowledges that it shall endeavor to routinely obtain from all of its clients and patients a liability waiver in a form reasonably acceptable to Landlord which shall run in favor of Landlord as the owner of the Premises by incorporating such waiver in its standard client in-take forms.

B. Tenant acknowledges that it has previously reviewed and considered the nature of this transaction and has investigated and inspected the Premises. Tenant is familiar with the Premises and all necessary governmental requirements for the intended use of the Premises and Tenant has determined that such property is satisfactory to Tenant in all respects and Tenant hereby accepts the Premises in its present "as is-where-is" condition. Tenant further acknowledges and agrees that it has entered into this Lease based solely upon Tenant's own independent investigations and inspections, and Tenant has not relied, and will not rely, on any representation or warranty of Landlord, either expressed or implied except as expressly set forth herein. The parties agree that Landlord has made no representation with respect to the Premises, and Landlord is not and shall not be responsible in any manner to Tenant for any representations pertaining to the Premises or any expenses related to the preparation of the Premises for Tenant's occupancy unless expressly set forth herein. Tenant shall, at Tenant's sole expense, secure all necessary permits, licensure, accreditation and certification required for the operation of Tenant's business in the Premises. Tenant's failure to obtain any such permits, licensure, accreditation and certification shall not permit Tenant to terminate this Lease or entitle Tenant to any abatement of rent in the event of a delay in obtaining any such permits, licensure, accreditation and certification. Landlord shall reasonably cooperate with Tenant's application for any necessary permits, licensure, accreditation and certification required for the operation of Tenant's business in the Premises at no cost, expense, or liability to Landlord but only to the extent such cooperation is solely related to matters concerning the Premises.

C. Tenant acknowledges that when possession of the Premises is given to Tenant, certain movable personal property (including, electronics, furniture and equipment not in the nature of fixtures) may be located at the Premises which has been surrendered by the previous occupant of the Premises directly to Tenant (the "**Movable Personal Property**"). Tenant acknowledges that such Movable Personal Property may be subject to rights of third party creditors or lessors. Landlord has not received written notice or demand from any third parties specifically making a claim to the Movable Personal Property (aside from discussions with the previous occupant to which Tenant was privy). Tenant may use or dispose of the Movable Personal Property in Tenant's sole discretion; provided, however, any items disposed of by Tenant shall be of a readily removable nature without risk of damage to the Building, and Tenant shall have no right to dispose of fixtures to the Premises or items that would objectively constitute physical attachments or physical installations.

5. PROHIBITED USES: Tenant shall not do or permit anything to be done at the Premises which is not expressly permitted under Section 4 or which would result in insurance companies of good standing to refuse to insure the Building or any such property on a standard risk basis in light of Tenant's permitted use under Section 4.

6. ABSOLUTE NET LEASE:

A. This is an absolutely net lease to Landlord. It is the intent of Landlord and Tenant that the Base Rent payable under this Lease shall be paid to Landlord absolutely net of all costs and expenses, shall be an absolutely net return to the Landlord and that the Tenant shall pay any and all costs and expense relating to the Premises and the Building and the business carried on by Tenant therein, unless otherwise expressly provided to the contrary in this Lease. Except as expressly provided in this Lease to the contrary, the provisions for payment of Additional Rent are intended to pass on to Tenant as a direct and primary cost and expense for all costs and expenses in connection with the ownership, management, cleaning, maintenance, preservation, repair, replacement and operation of the Building and such additional facilities now and in subsequent years as may be determined by Landlord or Tenant to be necessary to the Building and the Premises, including, without limitation, the maintenance of any and all insurance carried by Landlord with respect to the Building and the Premises. Notwithstanding the foregoing or anything to the contrary contained in this Lease, Tenant acknowledges that Landlord shall purchase at least the insurance described in Section 9.B., including, without limitation, casualty insurance, and the premiums and any deductibles due and owing for such insurance or other or additional insurance that Landlord deems necessary and appropriate shall all be reimbursed by Tenant as Additional Rent promptly upon Tenant's receipt of an invoice therefore.

B. Notwithstanding the foregoing, the following items shall not be included as Additional Rent: (a) expenses incurred by Landlord for the defense of Landlord's title to the Premises; (b) depreciation and amortization of the Building or mortgage financing costs incurred by Landlord, including interest and principal amortization of debts; (c) charitable, lobbying, special interest or political contributions of Landlord; (d) any amounts expended by Landlord to comply with any Environmental Law (as defined in Section 36) related to a condition which existed on the Premises prior to the Commencement Date and not caused by Tenant or its agents, employees, invitees, assignees, licensees, or subtenants; (e) amounts billed (directly or indirectly) for salaries, overhead and expenses for office rent and office supplies of the Landlord.

C. Any amount owed or obligation relating to the Building or the Premises that is not expressly declared to be that of the Landlord shall be deemed to be an obligation of the Tenant to be performed by Tenant at Tenant's expense. Base Rent and Additional Rent shall be paid by Tenant without notice or demand, setoff, counterclaim, abatement, suspension, deduction or defense whatsoever.

7. IMPOSITIONS:

A. Tenant shall pay (or shall cause to be paid), as and when the same shall be and become due and payable and prior to the date on which any penalty, fine, or interest may be imposed by law for delinquency or non-payment, and further agrees to indemnify Landlord for and hold Landlord harmless from and against, all Impositions (as defined below) levied upon, assessed against, or otherwise payable with respect to the Premises and the Building and/or the transactions contemplated by this Lease and imposed against the Premises, the Building or any portion thereof or

interest therein, by any federal, state, or local government or taxing authority upon or with respect to the Premises, the Building or any portion thereof or interest therein, or upon the leasing, possession, use, occupancy, or operation of the Premises or any part thereof, or upon or with respect to this Lease, for and with respect to all taxing periods, or portions thereof, commencing as of the Commencement Date and concluding upon the Expiration Date (as the same may be extended as provided in this Lease).

B. For purposes of this Lease, the term "**Impositions**" shall mean all taxes, assessments, ground rents, water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character in respect of the Premises, the Building and/or the Rent (including all interest and penalties thereon due to any failure or delay in payment by Tenant), which at any time may, with respect to the Term of this Lease, be assessed or imposed on or in respect of or be a lien upon (a) the Premises and/or any Building, and any portion of or interest in either, or any rent therefrom or any estate, right, title or interest therein, or (b) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the leasing or use of the Premises. Impositions shall not include federal or state taxes levied on income of Landlord (unless the same are imposed in lieu of items that would otherwise constitute Impositions).

C. Landlord shall notify Tenant as promptly as possible after Landlord shall become aware of the existence or the amount of any Impositions payable by Tenant hereunder of which Landlord shall have knowledge, and shall furnish Tenant with true and complete copies of each tax bill and/or statement therefor which may be received by Landlord, promptly after Landlord's receipt of the same. Landlord shall, upon Tenant's request, provide written notice to each governmental authority which levies, assesses, or collects any Imposition payable by Tenant pursuant to this Lease that all assessment notices, tax bills, statements, and other written notices in respect of such Impositions should, throughout the Term of this Lease, be provided directly to Tenant. If any Imposition may, at the option of the taxpayer, be paid in installments (regardless of whether interest shall accrue on the unpaid balance thereof), Tenant may elect to pay such Imposition, together with any interest thereon, in installments, as and when such installments become due and prior to the date(s) on which any fine, penalty, fee, or further interest may be added thereto.

D. Impositions for any partial taxing period at the commencement or expiration of this Lease shall be prorated as between Landlord and Tenant on the basis of the most recent tax duplicates or official tax records then available. Such prorations shall be recalculated at such time as actual tax bills for the periods in question become available. Any amounts payable in connection with such re-prorations shall be paid or refunded by certified or immediately available funds within thirty (30) days after the calculation thereof.

E. If so requested by Landlord, Tenant shall promptly furnish Landlord with satisfactory proof of Tenant's payment of all Impositions payable by Tenant pursuant to the terms of this Lease. Tenant's obligation to pay Impositions as provided herein shall survive the expiration or other termination of this Lease for a period of one (1) year as to any of the foregoing payable with respect to periods prior to such expiration or termination (and after an Event of Default as provided in Section 22).

F. Notwithstanding anything to the contrary contained in this Lease, Tenant shall engage a person experienced in contesting real property taxes to diligently contest real property taxes during the applicable open appeal period each year of the Term. Notwithstanding the foregoing, the failure of Tenant to engage a person experienced in contesting real property taxes any given year of the Term as required by the previous sentence (each, a "**Protest Failure**") shall not be a Default of Tenant's obligations under this Lease if the increase in real property taxes for the calendar year in which the results of the Protest Failure are manifested over the real property taxes for the previous calendar year is less than three percent (3%).

8. INDEMNITY:

A. Except to the extent caused by the gross negligence or willful misconduct of Landlord, Tenant covenants at all times to indemnify, defend (with counsel of Landlord's choice), and hold Landlord harmless from all loss, liability, cost, expense or damages (including, without limitation, attorneys' fees and court costs) (each, an "**Indemnification Claim**") that Landlord may incur or which may be claimed by any person or persons, or entity or entities, resulting from (i) any alleged act or omission by or through the Tenant, its agents, employees, invitees, assignees, licensees, or subtenants, or (ii) Tenant's or its agents', employees, invitees, assignees, licensees, or subtenants use of the Premises, Building or any personal property located thereon.

B. At Landlord's request, Tenant shall defend Landlord in any transaction or in any proceeding involving an Indemnification Claim at Tenant's sole cost and expense; provided that Landlord shall be permitted reasonable participation and shall be fully consulted in any such transaction or proceeding. Tenant may not make any stipulations, admissions, or pleadings that may adversely affect Landlord or compromise or settle any claims on behalf of Landlord without Landlord's prior written consent, which shall be given or withheld in Landlord's sole discretion (except to the extent that the compromise or settlement is in full settlement of all applicable Indemnification Claim, Landlord is fully and irrevocably released therefore, and Tenant has paid the full amount owed to the applicable claimant; in which case Landlord's consent may not be withheld).

C. If at anytime during the defense of Landlord (by Tenant or otherwise), a judgment or final ruling on an Indemnification Claim has been entered in any proceeding; then Tenant shall promptly (but in no event to exceed fifteen (15) days after the judgment or final ruling is entered) pay all amounts owed in respect of any Indemnification Claim to the claimant(s) owed such amounts.

D. The provisions of this Section 8 shall survive the expiration or earlier termination of the Term.

9. INSURANCE:

A. Tenant shall maintain at its expense throughout the Term of this Lease and, to the extent applicable, shall ensure its licensees, assignees, subtenants, contractors and permittees maintain (pursuant to a written agreement therefore), the following insurance coverages:

i. Comprehensive commercial general liability insurance evidencing primary and non-contributory coverage, including contractual liability insurance for bodily injury, death and property damage to protect both Landlord and Tenant against damage, costs and attorneys' fees arising out of Tenant's operations on or

about the Premises and maintenance and use of the Premises (including, without limitation, Tenant's obligations assumed under this Lease) with combined single limit liability coverage of not less than $1,000,000.00 per occurrence/$3,000,000 annual aggregate, together with an umbrella liability insurance policy with limits of not less than $10,000,000.00 per occurrence (the "**CGL Policy**");

ii. Property insurance written with All Risk or Causes of Loss - Special Form Perils on a Replacement Cost Basis for fire, windstorm, and hail, as well as flood coverage per FEMA guidelines, to insure the improvements and betterments to the Premises, as well as the Tenant's furniture, fixtures, equipment and inventory (including, without limitation, Tenant's Equipment and the Initial Improvements) in commercially reasonable amounts in light of the replacement value thereof, Landlord and Tenant agreeing to reasonably cooperate to mutually agree on an adequate amount of insurance as such improvements, betterments, furniture, fixtures, equipment and inventory (including, without limitation, Tenant's Equipment and the Initial Improvements) are added to, or placed on or about, the Premises.

iii. appropriate workmen's compensation, including employers' liability at a limit of not less than $1,000,000, and any and all other insurance required by law;

iv. automobile liability insurance with combined single limit of not less than $1,000,0000.00 per accident for all owned, hired and non-owned vehicles of Tenant or its Permitted Transferees which enter upon the Property from time to time (for clarification, such automobile liability insurance may be covered under the CGL Policy and need not be a separate policy); and

v. professional liability and medical malpractice insurance not less than $1,000,0000.00 per claim/$3,000,000 annual aggregate for all of Tenant's applicable professional employees and contractors (for clarification, such professional liability and medical malpractice insurance may be covered under the CGL Policy and need not be a separate policy).

All insurance shall be written by a company or companies qualified to do business in Florida and reasonably acceptable to Landlord with an A.M. Best's rating of not less than "A". Notwithstanding the foregoing, if no workers compensation insurance companies in Florida are rated, Tenant's workers compensation insurance provider need not be rated either. The previous sentence shall only be applicable to the workers compensation portion of the insurance. A certificate or duplicate policies showing such insurance in force shall be delivered to Landlord prior to commencement of the Lease Term, and such insurance and updated certificates and renewed policies shall be maintained with Landlord throughout the Term of this Lease.

All policies of insurance required hereby shall: (i) identify Tenant, Landlord and Landlord's lender as named or additional insured or loss payee, as applicable; (ii) provide that no material change, cancellation or termination shall be effective until at least thirty (30) days after

written notice to all additional and named insureds (except to the extent of a material change to a policy of insurance which expands the scope or amount of insurance coverage, written notice shall be provided not later than five (5) days after such expansion of coverage); (iii) contain an endorsement to the effect that no act or omission of Tenant shall affect the obligation of the insurer to pay the full amount of the loss sustained; and (iv) not contain an exclusion for sexual misconduct.

All Tenant's personal property of every kind or description which may at any time be in the Premises shall be at Tenant's sole risk, or at the risk of those claiming under Tenant, and Landlord shall not be liable for any damage to said property or loss suffered by the business or occupation of Tenant caused by water from any source whatsoever (including, without limitation, roof leaks or window leaks) or from the bursting, overflowing or leaking of sewer or steam pipes or from the heating or plumbing fixtures or from electric wires or from gas, odors, humidification, dampness or condensation or caused in any other manner whatsoever.

Tenant shall be responsible for the payments of any deductibles required under all such policies of insurance (regardless of whether the basis for any claim against such policies is related in any way to the actions or omissions Landlord, its owners, agents, employees or invitees). Tenant shall also name Landlord's mortgagees and ground lessees, from time to time, as additional named insureds and mortgagees on all such insurance policies required to be maintained by Tenant under this Lease.

If a) the Tenant fails to take out or to keep in force any insurance referred to in this Section 9, or should any such insurance not be approved by either the Landlord or its mortgagee, and b) the Tenant does not commence and continue to diligently cure such Default within 72 hours after written notice by the Landlord to the Tenant specifying the nature of such Default, then the Landlord has the right, without assuming any obligation in connection therewith, to effect such insurance at the sole cost of the Tenant and all outlays by the Landlord shall be paid by the Tenant to the Landlord without prejudice to any other rights or remedies of the Landlord under this Lease.

B. Landlord, at Landlord's expense, shall obtain and keep in full force and effect insurance against loss or damage by fire and other casualty to the Building structure in such amounts as are commercially reasonable and that Landlord deems necessary and appropriate giving appropriate consideration to the risks of Building casualty in the metropolitan West Palm Beach, Florida area but in no event shall Landlord's fire and other casualty insurance limits be less than that required by Landlord's mortgagee.

C. Landlord and Tenant agree to have all policies of casualty insurance which may be carried by either of them endorsed with a clause providing that any release from liability of or waiver of claim for recovery from the other party entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of said policy or the right of the insured thereunder to recover therefrom and providing further that the insurer waives all rights of subrogation which such insured might have against the other party. Without limiting any release or waiver of liability or recovery contained in any other section of this Lease, but rather in confirmation and furtherance thereof, Landlord waives all claims for recovery from Tenant and Tenant waives all claims for recovery from Landlord, and their respective agents, partners, officers and employees for any loss or damage to any of their respective property insured under valid and collectible insurance policies to the extent of any recovery collectible under such insurance policies.

10. ASSIGNMENT AND SUBLETTING:

A. Except as expressly set forth herein, Tenant shall not assign, transfer or encumber this Lease and shall not sublease or grant a license in the Premises or any part thereof or allow any other person to be in possession thereof without the prior written consent of Landlord, in each and every instance, which consent shall not be unreasonably withheld. Without limitation, Tenant agrees that Landlord's consent shall not be considered unreasonably withheld if: (1) any uncured Event of Default exists under this Lease; (2) any portion of the Building or Premises would likely become subject to additional or different laws as a consequence of the proposed transfer; (3) the use, nature, business, activities or reputation in the business community of the proposed transferee (or its principals, employees or invitees) does not meet Landlord's commercially reasonable standards; or (4) the proposed transferee is or has been involved in litigation with Landlord or any of its affiliates. In addition to the foregoing, a "**Change of Control**" of Tenant (which, for purposes of this Lease shall mean any change in excess of forty-nine (49%) of the actual or effective (direct or indirect) voting or management control of Tenant without the prior written consent of Landlord), shall constitute an attempted and prohibited assignment in violation hereof and shall be null and void and of no effect as against Landlord. If Tenant shall at any time during the Term sublet all or any part of the Premises or assign or transfer its rights or obligations under this Lease, either with or without the consent of Landlord, Tenant and Guarantor shall nevertheless remain fully liable under all of the terms, covenants, and conditions of this Lease and Landlord may collect from the assignee, subtenant, or occupant any Rent payable by Tenant under this Lease or the related sublease and apply the amount collected to the Rent due from Tenant hereunder, but such collection by Landlord shall not be deemed an acceptance of the assignee, subtenant, or occupant as a tenant or a release of Tenant or Guarantor from the obligations of Tenant or Guarantor hereunder. In the event of a sublease, assignment or other transfer of this Lease permitted hereunder, Tenant shall pay Landlord fifty percent (50%) of any Transfer Bonus derived by Tenant from such sublease, assignment or transfer. Any legal costs not to exceed Five Thousand and No/100 Dollars ($5,000) incurred by Landlord associated with Landlord's consent or requested consent to an assignment, transfer, or sublease shall be paid by Tenant.

"Transfer Bonus" shall mean: (i) for a lease assignment, all consideration paid or payable therefor or if it is part of a larger transaction, the portion of such consideration directly related to the value attributable to the transfer of the Lease (in each case net of any costs related to such transfer, including, without limitation, commissions, legal fees, allowances, improvements, free rent or other concessions and expenses related to such transfer and attributable to the Premises) all as determined by an independent nationally recognized financial advisory firm, accounting firm, or auditor selected by Landlord; (ii) for a sublease or license, all rent, additional rent or other consideration paid by such subtenant in excess of the Rent payable by Tenant under this Lease (on a monthly basis during the Term, and on a per rentable square foot basis, if less than all of the Premises is transferred), less any costs related to such sublease, including, without limitation, commissions, legal fees, allowances, improvements, free rent or other concessions and expenses related to such sublease or license; (iii) for a Change of Control, the portion of the consideration paid or payable for the capital stock and/or voting rights of Tenant (or its parent, as applicable) which is directly related to the value of the Lease as determined by an independent nationally recognized financial advisory firm, accounting firm, or auditor selected by Landlord.

B. Notwithstanding the foregoing, Tenant shall be permitted to assign the Lease in its entirety or sublet all or any portion of the Premises without consent to (each of the

following, a "**Permitted Transferee**"): (i) any entity which shall be a successor to Tenant either by merger or consolidation or to a purchaser of all or substantially all of Tenant's assets, or (ii) any entity which is a direct or indirect subsidiary or parent (or a direct or indirect subsidiary of a parent) of the Tenant; provided, in each case that the assignment or sublet under Section 10.B. shall only be permitted only if:

(A) with respect to an assignment (including a Change of Control): (I) the successor tenant shall have a tangible net worth, after giving effect to the transaction, of not less than the greater of the net worth of Tenant on the Commencement Date and or the net worth of Tenant immediately prior to such transaction, (II) the principal purpose of such assignment is not the acquisition of Tenant's interest in this Lease and is not made to circumvent the assignment provisions of the Lease, (III) Tenant shall, contemporaneously with such assignment, provide Landlord with a fully executed counterpart of any such assignment or articles of merger, as applicable, and shall include an agreement by the assignee in form reasonably satisfactory to Landlord, to assume all of Tenant's obligations under this Lease and be bound by all of the terms of this Lease, (IV) Tenant shall provide Landlord not less than ten (10) days notice in advance of any such assignment and evidence reasonably satisfactory to Landlord of the required net worth of the successor, (V) each Guarantor shall reaffirm its obligations under the Guaranty, and (VI) there shall not be an Event of Default of Tenant at the effective date of such assignment; OR

(B) with respect to a sublease: (I) Tenant shall provide Landlord not less than ten (10) days notice in advance of such subletting, together with a sublease agreement reasonably acceptable to Landlord, (II) there shall not be an Event of Default of Tenant at the effective date of such sublease, (III) the subtenant operates the business in the Premises for the uses permitted under the Lease and for no other purpose; (IV) such subtenant has, in the reasonable business judgment of Tenant, sufficient resources to meet their financial obligations under the sublease; (V) Tenant maintains direct supervision over such subtenant; (VI) Landlord receives an original executed version of the sublease promptly upon execution thereof (in the form approved pursuant to part (I) above) and executes an acknowledgement as to the acceptance of the terms and conditions therein but without any liability to Landlord; (VII) the sublease is subject and subordinate, in all respect to the provisions of this Lease, and Tenant remains directly, primarily and fully responsible and liable for the payment of the Rent herein specified and for compliance with all of its other obligations under the provisions and covenants of this Lease and, for clarification, and notwithstanding anything in this Lease to a the contrary, any action or omission by a subtenant that would constitute a Default by Tenant hereunder, shall be deemed a Default by Tenant; (VIII) the term of each sublease does not exceed the Term hereunder; and (IX) the consideration under such sublease is a monthly amount, which amount (w) shall be the same or increasing during the entire term of the sublease, and (x) shall be structured solely for compensation in US Dollars and shall not include, under any circumstances, an exchange for goods or services, (X) the Guaranty of Guarantor is in full force and effect, and no one subtenant (if such subtenant is not either (y) a direct or indirect subsidiary or parent (or a direct or indirect subsidiary of a parent) of the Tenant) may use or occupy more than fifty percent (50%) of the Premises.

C. Tenant shall not have the right to extend, amend, or in any way modify any sublease or license that Landlord has approved in writing or a sublease that is entered into with a Permitted Transferee pursuant to the requirements of Section 10.B. without Landlord's prior written consent, not to be unreasonably withheld, conditioned or delayed. Tenant agrees not to collect any license fees, sublease rent, or other consideration from any such occupant for more than one month in advance unless approved by Landlord in writing. Upon the occurrence of a Default or on the expiration or earlier termination of this Lease, if the Premises or any part thereof are then sublet or licensed pursuant to the provisions hereof, Landlord, in addition to any other remedies herein provided or provided by law may, at its option, collect directly from such subtenant or licensee all consideration due and becoming due under such license or sublease and apply such consideration against any sums due to Landlord from Tenant hereunder, and no such collection shall be construed to constitute a novation or a release of Tenant from the further performance of Tenant's obligations hereunder. At the time of Default after applicable cure periods, or expiration or earlier termination of this Lease, Tenant shall immediately and automatically, without further action, assign all its' rights under all the any sublease or license agreement directly to Landlord without any cost or obligation to Landlord, all at Landlord's election. For the avoidance of doubt, at the time of Default, Landlord shall, at Landlord's option, be deemed to have stepped into the shoes of Tenant with respect to the rights of Tenant under the any sublease or license agreement without taking any further action.

11. SIGNS AND ADVERTISEMENTS: Tenant shall not put upon nor permit to be put upon any part of the Premises or the Building, any signs, billboards or advertisements whatsoever, unless the foregoing comply with all applicable governmental requirements and Tenant has received all necessary governmental approvals. Tenant shall, at its sole cost and expense, remove any and all signs at the expiration or earlier termination of the Lease.

12. ACCEPTANCE, MAINTENANCE, AND REPAIR:

A. Tenant has inspected and knows the condition of the Premises and the Building and accepts the same in their present condition (subject to the rights of present or former occupant or occupants secured or unsecured creditors, if any, to remove movable property). Landlord has not received written notice or demand from any third parties specifically making a claim to the Movable Personal Property (aside from discussions with the previous occupant to which Tenant was privy). Tenant shall take good care of the Premises and the Building and the equipment and fixtures therein (including, but not limited to, replacement of parts and components of heating and air conditioning equipment and by performing semi-annual maintenance checks by a qualified technician and keeping records thereof) and shall keep the same in good working order and condition (equal to or better than the condition existing as of the date hereof), including particularly, but not limited to, protecting water pipes, heating and air conditioning equipment, plumbing, windows, doors (including garage doors), frames, glass, elevators and dock bumpers, fixtures, appliances, and mechanical and electrical components, and for all structural maintenance and repairs to the Premises and the Building, including, without limitation, the roof, foundation, floor slab, footers, exterior walls, interior load-bearing walls and columns, sprinklers and life safety equipment and devices and all utility mains and laterals serving the Building to their point of connection in the Premises, and shall keep the Premises and the approaches, sidewalks, parking areas, landscaped areas and the alleys adjacent thereto, if any, clean and sightly. In addition, Tenant shall make any repairs necessary (if within the scope of Landlord's maintenance and/or repair obligations) to maintain the Premises and the Building free of any water intrusion. Tenant acknowledges that such repair and replacement obligations shall include capital replacements, as necessary, to the extent any item is beyond

reasonable repair or in excess of its useful life. At all times during the Term, all damage or injury to the Premises not caused by fire or other insured casualty, and all damage to glass, windows, walls, ceilings, flooring and doors shall be promptly repaired and corrected by Tenant.

B. Under no circumstances shall Landlord be required to maintain all or any portion of the Premises or the Building, to make any repairs, replacements or renewals of any nature or description to the same, or to make any expenditure or incur any obligation with respect to any of the foregoing.

C. In the event Tenant fails to comply with its maintenance, repair or replacement obligations set forth herein, and such failure continues for a period of thirty (30) days after Tenant's receipt of written notice thereof or, in the event of an emergency, such shorter time as determined by Landlord in its commercially reasonable discretion (provided, however, if such failure is not an emergency and is of the type which cannot reasonably be cured within thirty (30) days, then Tenant shall have such longer time as is reasonably necessary provided Tenant commences to cure within ten (10) days after receipt of written notice from Landlord and diligently prosecutes such cure to completion within sixty (60) days of such notice), Landlord shall have the right, but not the obligation, to enter the Premises and perform such maintenance, repair or replacement at Tenant's sole cost and expense, plus an administrative charge of ten percent (10%) of all such costs.

13. <u>LANDLORD'S RIGHT OF ENTRY</u>: At any time during the first year of the Term and thereafter not more than one time in any three (3) calendar month period (unless (a) in the case of an emergency, or (b) permitted pursuant to a right expressly set forth elsewhere in this Lease), Landlord or Landlord's agent(s), prospective lenders, or purchasers may enter the Premises at reasonable hours upon reasonable prior notice but not less than forty-eight (48) hours (which notice shall not be required in case of emergency) to examine the same and to do anything Landlord may be permitted to do hereunder or which Landlord may deem necessary for the good of the Premises or any Building of which they are a part. During the six (6) months prior to the expiration of the Term of this Lease (as the same may have been extended), Landlord may (without interferences from Tenant) display a "For Rent" or similar sign on, and show the Premises. Tenant expressly acknowledges that Landlord may conduct mold testing of the Premises during the first three (3) months of the Term. In all events, Landlord shall use commercially reasonable efforts to coordinate its entry of the Premises with Tenant and in a manner that does not unreasonably interfere with Tenant's business operations. Furthermore, Tenant may reasonably designate a certain reasonable number of areas within the Premises as "**Secured Areas**" should Tenant require such areas for the purpose of securing certain valuable property, such as its server room or IT closet, confidential information, or PHI (as defined in Section 47). Landlord may not enter such Secured Areas except in the case of an emergency or in the event Landlord complies with Tenant's reasonable rules and regulations regarding security, health and safety.

14. <u>PARKING LOT MAINTENANCE</u>: Tenant shall ensure that the parking lot is not damaged by placement or movement of trash containers, dollies on semitrailer trucks or any other cause and Tenant shall be responsible for the repair of same during the Term of the Lease and upon termination thereof.

15. <u>DAMAGE BY CASUALTY</u>: In case the Premises or the Building shall be destroyed or shall be so damaged by fire or other casualty as to become untenantable in whole or in substantial part, as determined by Landlord in its commercially reasonable discretion, then in such event, at the

option of the Landlord, the Term hereby created shall cease, from the date of such damage or destruction and Tenant shall immediately surrender the Premises and all interest therein to Landlord, and Tenant shall pay Rent only to the time of such surrender; provided, however, that Landlord shall exercise such option to so terminate this Lease by notice in writing delivered to Tenant within one hundred twenty (120) days after such damage or destruction. In the event Landlord elects to terminate this Lease pursuant to the previous sentence and Tenant has an option to purchase pursuant to Section 52 and Exhibit D, Tenant may exercise such option in accordance with the terms thereof within five (5) days of receipt of Landlord's written notice, failing which the option to purchase shall be automatically waived and of no further force or effect (a "**Termination Casualty Exercise**"). In case Landlord shall not so elect to terminate this Lease or if the Premises shall be but slightly injured by fire or other casualty, so as not to render the same untenable and unfit for occupancy, this Lease shall continue in full force and effect and the Landlord shall repair and restore the Premises with all reasonable promptness, placing the same in as good a condition as they were at the time of the damage or destruction, and for that purpose may enter said Premises. In such event, Rent shall abate in proportion to the extent and duration of untenantability. In either event, Tenant shall remove all rubbish, debris, merchandise, furniture, equipment and other of its personal property, within five (5) days after the request of the Landlord. No compensation or claim shall be made by or allowed to the Tenant by reason of any inconvenience or annoyance arising from the necessity of repairing any portion of the Building or the Premises, however this necessity may occur. Tenant shall have sole responsibility for repairing and restoring loss of all improvements and betterments to the Premises installed by Tenant, and all of Tenant's fixtures, equipment, personal property and inventory, including, without limitation, the Initial Improvements. In the event that Landlord should fail to complete such repairs and restoration to the Premises within three hundred and sixty-five (365) days after the date of such damage, Tenant may at its option and as its sole remedy for Landlord's failure to complete the restoration, terminate this Lease without penalty by delivering written notice to Landlord, whereupon the Lease shall end on the date of such notice; provided, for the avoidance of doubt, that this Section 15 is subject to Section 44 below (as are all provisions in the Lease unless otherwise specified to the contrary). In no event shall Landlord be required to rebuild, repair or replace any part of the partitions, personal property, fixtures, additions and other improvements which may have been placed in or about the Leased Premises by Tenant or any previous tenant. Notwithstanding anything to the contrary herein set forth, Landlord shall not be obligated to repair or restore the Premises or the Building if: (a) the damage or destruction is due to an uninsured casualty, (b) the insurance proceeds are insufficient to pay for such repair or restoration or (c) if any mortgagee applies proceeds of insurance to reduce its loan balance and the remaining proceeds available to Landlord are not sufficient to pay for such repair or restoration, and in such event Landlord shall have the right to terminate this Lease upon written notice thereof to Tenant.

16. ALTERATIONS:

A. Except for the Initial Improvements described in Section 39 of this Lease or Permitted Alterations (as defined below), Tenant shall not make any alterations or additions in or to the Premises, without the prior written consent of Landlord. Landlord's consent shall not be required for any alteration or addition that satisfies both of the following criteria (a "**Permitted Alteration**"): (a) the total cost to complete (including labor and materials) is less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000); and (b) the Base Building will not be affected. "**Base Building**" as used in this Section 16 mean shall include: (a) structural elements of the Building including, without limitation, load bearing walls and foundation; (b) mechanical (including HVAC),

electrical, plumbing and fire/life safety systems serving the Building in general; (d) roof of the Building; and (e) exterior windows and other exterior portions of the Building.

B. At the time of giving its consent, Landlord shall notify Tenant as to whether Landlord requires that such alterations be removed upon the expiration of the Term, or whether Landlords elect to retain Tenant's alterations (aside from Tenant's Equipment). In the event that Landlord elects to disclaim said alterations, the Tenant shall remove such alterations prior to the expiration of the Term. Any Permitted Alteration which Landlord does not consent to in writing may be retained by Landlord as part of the Premises or required to be removed by Landlord at the expiration of the Term.

C. Prior to starting work on any alteration or addition, other than a Permitted Alteration, Tenant shall furnish to Landlord for review and approval: plans and specifications; names of proposed contractors (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractors' and subcontractors' insurance acceptable to Landlord in its commercially reasonable discretion (including, without limitation, builder's risk/installation floater insurance); and Tenant's security for performance of the alteration. Changes to the plans and specifications must also be submitted to Landlord for its approval, not to be unreasonably withheld, conditioned or delayed. In any event, all alterations and additions shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Tenant shall reimburse Landlord within thirty (30) days after receipt of an invoice for out-of-pocket sums paid by Landlord for third party examination of Tenant's plans for alterations not to exceed Two Thousand Five Hundred and No/100 Dollars ($2,500) in any one instance. Notwithstanding the foregoing, Tenant's Plans submitted by Tenant in connection with Tenant's Work shall not be subject to the foregoing examination fee. No later than 30 days after completion of the alterations or additions, Tenant shall furnish "as-built" plans, completion affidavits, full and final waivers of liens, receipts and bills covering all labor and materials. Tenant shall assure that the alterations and additions (and the contractors performing work thereon) comply with all licensing, insurance requirements and applicable laws.

D. Landlord's approval of an alteration or addition shall not be a representation by Landlord that the alteration or addition complies with applicable laws or will be adequate for Tenant's use. Tenant acknowledges that Landlord is not an architect or engineer, and that the alterations will be designed and/or constructed using independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the applicable construction documents will comply with Laws or be free from errors or omissions, or that the alterations will be free from defects, and Landlord will have no liability therefor.

17. CONSTRUCTION LIENS AND OTHER ENCUMBRANCES: Tenant shall keep the Premises and all parts thereof at all times free of construction liens and any other lien for labor, services, supplies, equipment or material purchased or procured, directly or indirectly, by or for Tenant. Tenant further agrees that Tenant will promptly pay and satisfy all liens of contractors, subcontractors, mechanics, laborers, materialmen, and other items of like character, and will indemnify Landlord against all expenses, costs and charges, including bond premiums for release of liens and attorneys fees and costs reasonably incurred in and about the defense of any suit in discharging the Premises, from any liens, judgments, or encumbrances caused or suffered by Tenant. In the event any such lien shall be made or filed, Tenant shall bond against (by posting a valid and

collectible bond in favor of Landlord and/or its mortgagee in an amount equal to 100% of the amount being contested) or discharge the same within thirty (30) days after the same has been made or filed. It is understood and agreed between the parties hereto that the expenses, costs and charges above referred to shall be considered as Rent due upon demand and shall be included in any lien for Rent.

TENANT SHALL NOT HAVE ANY AUTHORITY TO CREATE ANY LIENS FOR LABOR OR MATERIAL ON THE LANDLORD'S INTEREST IN THE PREMISES AND ALL PERSONS CONTRACTING WITH THE TENANT FOR THE CONSTRUCTION OR REMOVAL OF ANY FACILITIES OR OTHER IMPROVEMENTS ON OR ABOUT THE PREMISES, AND ALL MATERIALMEN, CONTRACTORS, MECHANICS, AND LABORERS ARE HEREBY CHARGED WITH NOTICE THAT THEY MUST LOOK ONLY TO THE TENANT AND TO THE TENANT'S INTEREST IN THE PREMISES TO SECURE THE PAYMENT OF ANY BILL FOR WORK DONE OR MATERIAL FURNISHED AT THE REQUEST OR INSTRUCTION OF TENANT.

In accordance with Florida Statutes Section 713.10, Landlord shall have the right to post on the Premises and to file and/or record in the Public Records or court registry, as applicable, a short-term lease, notices of non-responsibility and such other notices as Landlord may reasonably deem proper for the protection of Landlord's interest in the Premises. Tenant shall, before the commencement of any work which might result in any lien on the Premises, give Landlord reasonable written notice under the circumstances of its intention to commence said work.

18. UTILITIES AND SERVICES: Tenant shall obtain and pay for all electricity, gas, water, sewer, fuel, communication, internet, data, cable, telephone and any other services or utilities used in or assessed against the Premises including, but not limited to, any charges for the burglar and fire monitoring systems which shall include line and installation charge if necessary.

19. PUBLIC REQUIREMENTS: Tenant shall, at its own cost and expense, promptly and properly observe, comply with and execute, all present and future orders, regulations, directions, rules, laws, ordinances and requirements of all governmental authorities, (included but not limited to, State, Municipal, County and Federal Governments and their departments, bureaus, boards, and officials), including, without limitation, the Department of Children and Families, Florida substance abuse licensure requirements, Florida Department of Children and Families, Hal S. Marchman Alcohol and Other Drug Services Act (Florida Statutes § 397 et. al.), and the licensure standards for Substance Abuse Services (Florida Administrative Code § 65D-30 et. al.), and shall comply with all loss control requirements issued by Landlord's insurance company(ies), affecting the Premises and Tenant's use thereof, and save Landlord harmless from expense or damage resulting from failure to do so. Tenant acknowledges and agrees that the foregoing shall extend not only to any compliance requirements of law specifically applicable to Tenant's use of the Premises but also to any such requirements generally imposed upon the Premises, including, without limitation, any modifications to the Premises necessary to be made by Tenant at its sole cost and expense to comply with such applicable laws. Tenant shall immediately provide written notice to Landlord of any investigations by governmental authorities, notices of violations of laws or threatened violations thereof, terminations or threatened terminations of applicable licenses, permits, accreditations or certifications, and similar occurrences which could reasonably be expected to affect Tenant's use and occupancy of the Premises.

20. FIXTURES: Except as described in Sections 16 and 39, all buildings, repairs, alterations, additions, enhancements, betterments, improvements, installations, and any other fixtures used in the operation of the Premises or Building (as distinguished from operations incident to the business of Tenant) installed in accordance with Section 16 and Section 39 shall belong to Landlord and remain and be surrendered with the Premises as a part thereof at the expiration of this Lease or any extension thereof; provided, however, that all of Tenant's movable trade fixtures and all personal property, and unattached equipment (including, without limitation, the Movable Personal Property (as defined in Section 4.C.), now or hereafter located upon the Premises shall be and remain the personal property of Tenant and the same are herein referred to as "**Tenant's Equipment**". Tenant's Equipment shall not include any items that would objectively constitute physical attachments or physical installations. Tenant's Equipment may be removed from time to time by Tenant; provided, that if such removal shall injure or damage the Premises, Tenant shall repair the damage and place the Premises in the same condition as it would have been if such equipment had not been installed. Following an Event of Default, Tenant may only remove Tenant's Equipment with the Landlord's prior written consent.

21. EMINENT DOMAIN: If the Premises or any substantial part thereof (being more than twenty-five percent (25%) thereof) shall be taken by any competent authority under the power of eminent domain or be acquired for any public or quasi-public use or purpose, Tenant may elect to terminate this Lease upon the date when the possession of Premises or the part thereof so taken shall be required for such use, and Tenant shall have no claim against Landlord for the value of any unexpired Term of this Lease, nor shall Tenant participate in any award. In such event, Rent at the then current rate shall be apportioned as of the date of the termination. If less than a substantial part (being twenty-five percent (25%)) of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, this Lease shall not terminate, however the Rent payable hereunder shall be reduced in proportion to the amount of space so taken which prohibits tenantability. In the event the Term of the Lease does not terminate as provided herein, Landlord shall undertake to restore the Premises to a condition suitable for Tenant's use, as near to the condition thereof immediately prior to such taking as is reasonably feasible under all the circumstances. No money or other consideration shall be payable by the Landlord to the Tenant for the right of cancellation and the Tenant shall have no right to share in the condemnation award. Nothing in this Section 21 shall preclude an award being made to Tenant for loss of business or depreciation to and cost of removal of Tenant's Equipment or Tenant's cost of moving.

22. DEFAULT AND REMEDIES:

A. In the event: (a) Tenant fails to pay any Rent (whether Base Rent or Additional Rent) or any other sum due hereunder within seven (7) days of the date when due; (b) Tenant fails to comply with any other term, provision, condition or covenant of this Lease for thirty (30) days after delivery of notice thereof from Landlord specifying the items for which Tenant has failed to comply (provided, however, if such failure to comply is of the type which cannot reasonably be cured within thirty (30) days, then Tenant shall have such longer time as is reasonably necessary provided Tenant commences to cure within ten (10) days after receipt of written notice from Landlord and diligently prosecutes such cure to completion within sixty (60) days of such notice); (c) Tenant does not (i) open for business to the general public in at least eighty percent (80%) of the total square footage of the Building (inclusive of any areas subleased in a manner permitted by this Lease) (the "**Minimum Operation Area**") on or prior to June 1, 2019, or (ii) continuously operate its

business and remain open for business to the general public in at least the Minimum Operation Area at all times during the Term (for clarification, the portion of the Building open for business by any Permitted Transferee to the general public shall count toward Tenant's use of the Minimum Operation Area), or (iii) complete the Initial Improvements prior to the expiration of the Work Period; (d) any petition is filed by or against Tenant under any section or chapter of the Federal Bankruptcy Code as amended, or under any similar law or statute of the United States or any state thereof which is not dismissed within thirty (30) days after the filing thereof; (e) Tenant becomes insolvent or makes a transfer in fraud of creditors; (f) Tenant makes any assignment for benefit of creditors; (g) a receiver is appointed for Tenant or any of the assets of Tenant; (h) Tenant violates any applicable law, regulations, code or ordinance; (i) Tenant assigns or sublets the Premises in violation of the provisions of Section 10 hereof; (j) Tenant fails to timely defend Landlord or timely pay an Indemnification Claim in violation of the provisions of Section 8 hereof; (k) Tenant fails to timely release any liens against the Premises in violation of Section 17 hereof; (l) Tenant fails to timely deliver a subordination agreement under Section 25 hereof, an estoppel certificate under Section 30 hereof, or financial statements under Section 31 hereof; (m) Tenant fails to timely delivery any portion of the Security Deposit under Section 51 hereof; (n) any covenant in Section 50 hereof is violated, (o) Tenant fails to time restore any portion of the Security Deposit under Section 51 hereof, or (p) any Guarantor of Tenant's obligations under this Lease shall default under its obligations under the Guaranty or revoke, repudiate or challenge the validity of the Guaranty, then in any of such events described in (a) through (p) above, Tenant shall be in default of its obligations under this Lease (a "**Default**" or "**Event of Default**") and, Landlord shall have the option to do any one or more of the following in addition to and not in limitation of any other remedy permitted by law or in equity: to enter upon the Premises or any part thereof either with process of applicable law, and to expel, remove and put out Tenant or any other persons who might be thereon, together with all personal property found therein, and, Landlord may terminate this Lease or it may, without terminating this Lease, terminate Tenant's right to possession and relet the Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, with the right to repair, renovate, remodel, redecorate, alter and change the Premises.

B. At the option of Landlord, Rents received by Landlord from such reletting shall be applied first to the payment of any indebtedness from Tenant to Landlord other than Rent due hereunder; second, to payment of any costs and expenses of such reletting including, but not limited to, attorney's fees, advertising fees and brokerage fees, alterations and changes in the Premises; third, to the payment of Rent due and payable hereunder and interest thereon, and if after applying said rentals there is any deficiency in the Rent and interest to be paid by Tenant under this Lease, Tenant shall pay any such deficiency to Landlord and such deficiency shall be calculated and collected by Landlord monthly. No such re-entry or taking possession of said Premises shall be construed as an election of Landlord's part to terminate this Lease unless a written notice of such intention is given to Tenant. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach and default.

C. Should Landlord at any time terminate this Lease as a result of any Default of Tenant hereunder, in addition to any other remedy Landlord may have, Landlord may recover from Tenant on an accelerated basis a sum, which at the time of such termination of this Lease, represents the then-present value of the aggregate amount of Base Rent and all Additional Rent (assuming a 4% annual discount rate "time value of money") which would have been payable by

Tenant (conclusively presuming the average monthly Additional Rent to be the same amount payable for the year, or if less than 365 days have lapsed since the commencement of this Lease, the partial year, immediately preceding such termination) for the period commencing with such termination of this Lease and ending with the date contemplated as the expiration date hereof, as if this Lease had not so terminated. Landlord shall have the right to seek redress in the courts at any time to correct or remedy any Default of Tenant by injunction or otherwise, without such action constituting or being deemed a termination of this Lease, and Landlord, whether this Lease has been or is terminated or not, shall have the absolute right by court action or otherwise to collect any and all amounts of unpaid Rent or unpaid Additional Rent or any other sums due from Tenant to Landlord under this Lease which were or are unpaid at the date of termination. Moreover, Tenant shall be liable to Landlord, in addition to the sums set forth above, for all damages sustained by Landlord, including, without limitation, deficiency in Rent, reasonable attorneys' fees, brokerage fees and expenses of placing the Premises in commercially reasonable rentable condition, any rental abatements, and any tenant improvement allowances. Upon Landlord taking possession of the Premises (or any portion thereof) after a Default by Tenant and to the extent Landlord is seeking accelerated Rent from Tenant pursuant to its rights in this Section 22.C. above, Landlord shall hire a broker licensed in the State of Florida of Landlord's sole selection to use bona fide good faith efforts to market and re-let any such re-possessed areas (or sell such repossessed areas or the Building, if Landlord so desires). Except for Landlord's failure to comply with the previous sentence, Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or in the event that the Premises are re-let, for failure to collect the rent under such re-letting, and in no event shall Tenant be entitled to receive the excess, if any, of such net rent collected over the sums payable to Tenant to Landlord hereunder.

D. Tenant expressly waives all of the following: (a) except as provided in Section 22.A. above, the right of Tenant to receive any written notice requiring the payment of rent or possession of the Premises under Section 83.20 of the Florida Statutes or otherwise; (b) in the event of suit by or against Landlord, then the venue of such suit shall be in Palm Beach County, Florida, and the Tenant hereby waives for itself whatever rights it may have in the selection of venue in the event of suit by or against Landlord, it being understood that the venue of such suit shall be in Palm Beach County, Florida.

23. <u>WAIVER</u>:

A. **TENANT WAIVES TRIAL BY JURY IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER LANDLORD OR TENANT AGAINST THE OTHER IN CONNECTION WITH THIS LEASE**.

B. The rights and remedies of the Landlord under this Lease, as well as those provided or accorded by law, shall be cumulative, and none shall be exclusive of any other rights or remedies hereunder allowed by law. A waiver by Landlord of any breach or breaches, Default or Defaults of Tenant hereunder shall not be deemed or construed to be a continuing waiver of such breach or Default nor a waiver of or permission, for any subsequent breach or Default, and it is agreed that the acceptance by Landlord of any installment of Rent subsequent to the date the same should have been paid hereunder, shall in no manner alter or affect the covenant and obligation of Tenant to pay subsequent installments of Rent promptly upon the due date thereof. No receipt of money by Landlord after the termination in any way of this Lease shall reinstate, continue or extend the Term.

24. NOTICES: All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing to the addresses set forth in this Section 24 below or at such other address as the parties may designate to the other from time to time by written notice, and shall be deemed to have been given and received for all purposes under any of the following methods: (a) when delivered in person; or (b) by Federal Express or other reliable 24-hour delivery service when delivery is made or attempted.

If to Landlord:

c/o Atlas Real Estate Partners
226 5th Avenue, 2nd Floor
New York, NY 10001

with a copy to:

Freeborn & Peters LLP
311 S. Wacker Drive
Suite 3000
Chicago, IL 60606
Attn: Chad J. Richman, Esq.

and a copy to:

c/o Atlas Real Estate
133 Aragon Avenue
Miami, FL 33134
Attn: David Wallace

If to Tenant:

Delray Andrews RE, LLC
810 Andrews Ave.
Delray Beach, FL 33484
Attn: Shawn E. Leon

with a copy to:

Dickinson Wright
350 East Las Olas Boulevard
Suite 1750
Ft. Lauderdale, Florida 33301
Attn: Clint J. Gage, Esq.

25. SUBORDINATION: This Lease shall be subject and subordinate to any existing or future mortgage and all documents of record placed upon the Premises or the Building; provided, the

subordination of this Lease to future mortgages shall be subject to Tenant's receipt and execution of a customary and commercially reasonable non-disturbance and attornment agreement which provides in substance that so long as Tenant is not in Default under the Lease, its use and occupancy of the Premises shall not be disturbed notwithstanding any default of Landlord under such future mortgage and that Tenant agrees to attorn to such mortgagee in the event the mortgagee (or its successors) become the Landlord under this Lease. Tenant hereby agrees to execute from time to time any and all instruments in writing which may be requested by Landlord or its mortgagee(s) or ground lessor(s) to subordinate Tenant's rights under this Lease to the lien of any such mortgage or deed of trust or ground lease within ten (10) days after request therefore. In the event Landlord's interest in the Premises is transferred Tenant agrees to attorn to and recognize the rights of the transferee of Landlord's interest in the Premises as if such transferee were the Landlord under this Lease. At the option of the holder of any such mortgage or ground lease, upon written notice to Tenant, Tenant will simultaneously give to such holder a copy of any and all notices to Landlord and such holder shall have the right (but not the obligation) to cure or remedy any default of Landlord during the period that is permitted to Landlord hereunder and Tenant will accept such curative or remedial action (if any) taken by such holder with the same effect as if such action had been taken by Landlord.

26. SUCCESSORS: The provisions, covenants and conditions of this Lease shall bind and inure to the benefit of the legal representatives, heirs, successors and assigns of each of the parties hereto, except that no assignment or subletting by Tenant without the written consent of Landlord as required by Section 10 above shall vest any right in the assignee or sublessee of the Tenant.

27. QUIET POSSESSION: Landlord agrees that so long as Tenant fully complies with all of the terms, covenants and conditions herein contained on Tenant's part to be kept and performed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Term hereof without such possession being materially disturbed or substantially interfered with by Landlord or by any person claiming by, through or under Landlord (except with respect to repair, replacement, inspections and other rights of Landlord hereunder). Landlord further covenants and represents that Landlord has full right, title, power and authority to make, execute and deliver the Lease.

28. BANKRUPTCY: Neither this Lease nor any interest therein nor any estate hereby created shall pass to any trustee or receiver in bankruptcy or to any other receiver or assignee for the benefit of creditors by operation of law or otherwise during the Term of this Lease or any extension thereof.

29. ENTIRE AGREEMENT: This Lease contains the entire agreement between the parties, and no modification of this Lease shall be binding upon the parties unless evidenced by an agreement in writing signed by the Landlord and the Tenant after the date hereof. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term or provision, to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Lease shall be valid and be enforceable to the fullest extent permitted by law. All prior writings, statements, promises, or representations of any kind which are contradicted by terms expressly set forth this Lease are deemed merged into the terms of this Lease (expressly excluding the Indemnification Agreement). Both Landlord and Tenant have materially participated in the drafting and negotiation of this Lease (each having the right to be

represented by independent legal counsel of their choice), and the terms of this Lease shall not be more strictly construed against either party by virtue of draftsmanship. This Lease shall be construed in accordance with the laws of the State of Florida.

30. ESTOPPEL CERTIFICATE BY TENANT: Tenant agrees at any time and from time to time, upon not less than ten (10) days prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified, and stating the modifications), (b) the date to which the rental and other charges have been paid in advance, if any, (c) that Landlord is not in default under any term of this Lease (or if any default exists, Tenant will specify), and (d) that Tenant is in possession of the Premises and containing such other information or agreements as may be requested, it being intended that any such statement delivered pursuant to this Section, may be relied upon by any prospective purchaser of the fee, or mortgagee or assignee of any mortgage upon the fee, of the Premises.

31. FINANCIAL INFORMATION: At any time during the first year of the Term and thereafter not more than twice per calendar year, upon request, Tenant shall promptly provide Landlord with such certified financial information as Landlord may reasonably request including, without limitation, bank references and a full and complete copy of Tenant's (and any Guarantor's) then-current financial statements (either year-end or interim) which shall be prepared in accordance with sound financial and accounting principles. Landlord may disclose such information to Landlord's mortgagees or ground lessors, potential mortgagees or ground lessors, potential purchasers and/or to such other parties as Landlord may designate. Tenant represents that all financial information provided to Landlord prior to the date hereof with respect to Tenant and Guarantor are true, correct, and complete. Landlord agrees not to disclose the financial information provided in this Section 31 to any third party without the prior written consent of Tenant, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, such financial information may be disclosed without the prior written consent of Tenant: (i) if required by applicable law under a subpoena or inquiry issued by a court of competent jurisdiction or by a judicial agency or governmental agency or administrative agency, (ii) for Landlord to reasonably avail itself to the remedies provided under this Lease after an Event of Default, or (iii) to the legal and financial advisors, auditors, investors, members (direct or indirect), managers, lenders (or prospective lenders), employees, affiliates, agents, consultants, representatives, tenants (or prospective tenants), or purchasers (or prospective purchasers) of Landlord (or their respective successors and assigns) in each case who have a reasonable need to know such information.

32. LIEN FOR PAYMENT OF RENT: In addition to any statutory lien for unpaid Rent, Tenant hereby pledges and assigns to Landlord as security for the payment of any and all Rent and other sums or amounts provided for herein, and hereby grants Landlord a security interest in, all of the furniture, fixtures, equipment, goods, inventory, property and chattels of Tenant, including without limitation Tenant's Equipment, wherever located, and Tenant agrees that said lien may be enforced by distress, foreclosure or otherwise, at the election of the Landlord. Landlord shall have all rights of a secured party under the Uniform Commercial Code and this Lease shall be deemed a security agreement for all purposes. In connection therewith, Landlord may file a financing statement as deemed appropriate by Landlord to protect its security interest. Landlord shall automatically have the liens and rights for payment of Rent described in this Section 32 on the assets of any Permitted Transferee.

33. HOLDING OVER: If Tenant retains possession of the Premises or any part thereof after the termination of the Term, by lapse of time or otherwise, then Tenant shall pay to Landlord monthly Rent (including both Base Rent and Additional Rent), at one hundred and fifty percent (150%) of the rate payable for the month immediately preceding said holding over (including increases for Additional Rent which Landlord may reasonably estimate), computed on a per month basis, for each month or part thereof (without reduction for any such partial month) that Tenant thus remains in possession, and in addition thereto, Tenant will indemnify, defend and save Landlord harmless from and against all losses Landlord may suffer as a result of Tenant's failure to timely surrender the Premises, including any loss of a potential tenant and any and all claims made by any succeeding tenant of the Premises against Landlord on account of delay of Landlord in delivering possession of the Premises to the succeeding tenant. The provisions of this Section 33 do not exclude the Landlord's rights of re-entry or any other right hereunder. Any such extension or renewal shall be subject to all other terms and conditions herein contained.

34. JANITORIAL SERVICE AND GARBAGE REMOVAL: Tenant at its own expense shall provide its own janitorial service and garbage removal and shall dispose of any and all medical waste in accordance with applicable laws. Tenant shall not permit the undue accumulation of debris in the Premises or in any area immediately adjoining the Premises. Dumpsters will be stored within the Premises prior to and immediately following trash removal.

35. SURRENDER OF POSSESSION:

A. Upon termination of this Lease, whether by forfeiture, lapse of time or otherwise, or upon termination of Tenant's right to possession of the Premises, Tenant will at once surrender and deliver the Landlord's Personal Property (that Tenant has not elected to dispose of pursuant to its rights under Section 4C.) and the Premises, together with all improvements thereon (including, without limitation, the Initial Improvements) to Landlord Broom Clean in good order, condition and repair, reasonable wear and tear and loss due to fire or other casualty excepted, and with all necessary repairs, maintenance and replacements required pursuant to Section 12A. "**Broom Clean**" means free from all nail holes, debris, dirt, rubbish, personal property of Tenant, oil, grease or other substances, inside and outside the Building and on the grounds comprising the Premises and with all lighting fixtures in working order.

B. Upon termination, so long as no Default exists, Tenant may remove Tenant's Equipment, provided any damage caused by removal from the Premises, including any damage caused by removal of Tenant's Equipment shall be repaired and paid for by Tenant. In the event Tenant does not remove Tenant's Equipment and all Tenant's personal property permitted to be removed by Tenant from the Premises at the end of the Term, however ended, then, at Landlord's option, Tenant shall be conclusively presumed to have conveyed the same to Landlord under this Lease as a bill of sale without further payment or credit by Landlord to Tenant and Landlord may remove the same and Tenant shall pay the cost of such removal to Landlord upon demand.

C. Any alterations or additions made by Tenant which Landlord required to be removed at the time of giving its consent pursuant to Section 16B. or Permitted Alterations made without Landlord's consent, which Landlord requires to be removed shall be removed by Tenant at Tenant's sole cost and expense provided any damage caused by removal from the Premises, including any damage caused by removal shall be repaired and paid for by Tenant. In the event Tenant does not remove such additions or alterations at the end of the Term, however ended, then, at Landlord's

option, Tenant shall be conclusively presumed to have conveyed the same to Landlord under this Lease as a bill of sale without further payment or credit by Landlord to Tenant and Landlord may remove the same and Tenant shall pay the cost of such removal to Landlord upon demand.

36. ENVIRONMENTAL MATTERS: Tenant agrees that it will use, handle, treat, store and dispose of any Hazardous Materials (as hereinafter defined) in the Premises in accordance with the Occupational Safety & Health Act, as amended, 29 U.S.C. 651 et seq. ("**OSHA**"), the Comprehensive Environmental Response & Liability Act, as amended, 42 U.S.C. § 9601 et seq. ("**CERCLA**"), the Resources Conservation & Recovery Act, as amended, 42 U.S.C. § 9601 et seq. ("**RCRA**") and the Superfund Amendments and Reauthorization Act, as amended, 42 U.S.C. § 9671 et seq. ("**SARA**") and will transport such Hazardous Materials in accordance with Department of Transportation Hazardous Materials Table, as amended 49 C.F.R. 172.101 et seq. The term "Hazardous Materials", when used herein, shall include, but shall not be limited to, any substances, materials or wastes that are regulated by Environmental Law. "**Environmental Law**" shall mean any local governmental authority, the state where the demised Premises is located, or the United States of America because of medical, toxic, flammable, explosive, corrosive, reactive, radioactive or other properties that may be hazardous to human health or the environment, including asbestos and including any materials or substances that are listed in the United States Department of Transportation Hazardous Materials Table, CERCLA, RCRA, OSHA and SARA or any other applicable governmental regulation imposing liability or standards of conduct concerning any hazardous, toxic or dangerous substances, waste or material, now or hereafter in effect.

Tenant does hereby indemnify, defend and hold harmless Landlord and its agents and their respective officers, directors, beneficiaries, shareholders, partners, agents and employees from all fines, suits, procedures, claims and actions of every kind, and all costs associated therewith (including attorneys' and consultants' fees) arising out of or in any way connected with (i) the failure of Tenant to comply with its obligations under the immediately preceding paragraph, (ii) any deposit, spill, discharge or other release of Hazardous Materials, at or from the Premises, or which arises at any time from Tenant's use or occupancy of the Premises, or (iii) Tenant's failure to provide all information, make all submissions, and take all steps required by all applicable governmental authorities. Any claim for indemnification set forth in this Section 36 shall be deemed an Indemnification Claim and shall be handled in accordance with the provisions of Section 8.B. and Section 8.C. of this Lease. Tenant's obligations and liabilities under this Section 36 shall survive the expiration of this Lease.

37. BROKERS: Landlord and Tenant represent to each other that such party has dealt with no broker or finder and that insofar as such party knows, no other broker negotiated this Lease or is entitled to any commission in connection herewith. Each party covenants to pay, hold harmless and indemnify the other party from and against any and all costs, expense or liability for any compensation, commissions or charges claimed by any other broker or agent with respect to this Lease.

38. NO ACCORD AND SATISFACTION: No payment by Tenant or receipt by Landlord of a lesser amount than the Base Rent herein stipulated and Additional Rent shall be deemed to be other than on account of the earliest chronologically stipulated Rent accrued hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or

payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other right or remedy provided elsewhere in this Lease.

39. TENANT IMPROVEMENTS:

A. Initial Improvements Generally. During the first Two Hundred and Seventy (270) days after the Commencement Date (the "**Work Period**"), Tenant shall have an obligation to remodel and build-out the interior of the "5400" Building (i.e., the so-called "detox" building located on the southwest corner of the Premises) ("**5400**") with the Initial Improvements (as hereinafter defined) at Tenant's sole cost and expense in accordance with the Tenant Work Letter attached hereto as Exhibit B and made a part hereof (the "**Tenant Work Letter**"). The defined term "**Initial Improvements**" in this Lease shall have the meaning ascribed to such term in the Tenant Work Letter. In the event of a conflict between the Tenant Work Letter and this Lease, this Lease shall control. Starting on the Commencement Date, Tenant shall apply for (no later than the time period set forth in the Tenant Work Letter) and diligently pursue all approvals for the uses permitted herein and the construction of the Premises in conformity with the Initial Improvements, at its sole cost and expense (collectively, the "**Building Permits**"). Landlord shall reasonably cooperate in providing Tenant any information in Landlord's possession or control reasonably required by governmental authorities in connection with Tenant's application for any necessary Building Permits. The Initial Improvements shall be made at Tenant's sole risk and shall be (i) in accordance with the plans specifications to be agreed upon pursuant to the Tenant Work Letter; (ii) constructed by contractors and vendors chosen by Tenant and reasonably approved by Landlord who are insured by insurance provided to and approved by Landlord in its sole discretion prior to the commencement of the Initial Improvements (collectively, "**Tenant's Contractors**"); (iii) made and constructed in accordance with good construction practices, all applicable laws and Landlord's insurance requirements (including, without limitation, builder's risk/installation floater insurance); and (iv) otherwise in accordance with all the requirements of this Lease. Notwithstanding anything to the contrary contained herein, Tenant's Contractors may include affiliates of Tenant or Guarantor so long as such Tenant's Contractors comply with the provisions of this Section 39.A. and reflect prices that are not more than what could have been obtained for the applicable services and materials on a market-arms length basis. The Guaranty executed by Guarantor pursuant to Section 50 of this Lease shall also guaranty timely completion of Initial Improvements and payment therefore on or before the expiration of the Work Period. Except as may be agreed by Landlord and Tenant pursuant to the provisions of the Tenant Work Letter, no Initial Improvements affecting the structural portions of the Premises shall be made by Tenant without the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall deliver Landlord final waivers of lien from Tenant's Contractors and shall cause the Initial Improvements to be constructed free from liens on the Building or the Premises or any part thereof (the "**Final Lien Waivers**").

B. Permits and Licenses. Tenant shall obtain at Tenant's sole expense all certificates, approvals and permits which may be necessary so that a certificate of occupancy for the Premises may be issued. Copies of all such certificates shall be delivered to Landlord promptly upon Tenant's receipt thereof.

C. Construction Allowance. Landlord grants Tenant a one-time allowance in the amount of Four Hundred Twelve Thousand Seven Hundred Ninety-Three and 89/100 Dollars ($412,793.89) (the "**Construction Allowance**") (none of which has been funded prior to the date hereof) to be used exclusively toward arms-length construction costs (with soft/overhead cost for

oversight/supervision, construction management, development fees or similar fees competitively bid and priced) incurred by Tenant for the Initial Improvements. The Construction Allowance shall not be used toward: marketing, legal, payroll, movable artwork décor, furniture, Tenant's Equipment, or other soft or overhead costs paid by Tenant. The Construction Allowance may be used toward: architecture, space design, structural and mechanical engineering costs, signage, and fixtures. The Construction Allowance shall be paid in a single disbursement as a reimbursement to Tenant for all costs incurred and paid for by Tenant and shall be made within thirty (30) days of Landlord's receipt of Tenant's written request therefor together with (a) written certification from Tenant's architect of completion of the Initial Improvements, (b) copies of all paid invoices with such back-up as Landlord shall reasonably require, certified as correct by an authorized officer of Tenant, (c) full release(s) and waivers of liens for all work performed, and materials furnished, by Tenant's general contractor, all subcontractors and all materials and service suppliers, and (d) the following documents: (x) AIA Document G702, completed, executed and certified by Tenant's architect that the Premises were constructed in accordance with the plans and specifications to be agreed upon pursuant to the Tenant Work Letter, (y) AIA Document G703, completed, executed and certified by Tenant's general contractor, all subcontractors and all materials and service suppliers, for which such payment is to be made, (z) final certificate of occupancy for the Premises or functional equivalent thereof issued by the City of West Palm Beach, if applicable. Notwithstanding the foregoing, Landlord shall not be obligated to make any disbursement of the Construction Allowance during the pendency of either of the following: (1) there is a lien or claim that relates to the Initial Improvements outstanding against the Building or the Premises or Tenant's interest therein by reason of alterations or improvements done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Premises which has not been bonded off by Tenant (by posting a valid and collectible bond in favor of Landlord and/or its mortgagee in an amount equal to 100% of the amount being contested by Tenant), or (2) an (uncured, to the extent capable of cure) Default exists, or (3) the conditions to the advance of the Construction Allowance are not satisfied. If Tenant does not requisition from Landlord the Construction Allowance as permitted hereunder within one (1) year following the Commencement Date, any unused portion of the Construction Allowance not so requisitioned shall be retained by Landlord. Tenant is solely responsible for all costs of the Initial Improvements that exceed the Construction Allowance.

D. Compliance with Laws; Americans with Disabilities Act. Tenant, at its sole cost and expense, shall cause the Premises and all Initial Improvements (and any other work performed in and about the Premises by Tenant, Tenant's employees, agents or contractors) to comply with all applicable laws, including, without limitation, the Americans With Disabilities Act ("**ADA**"). Notwithstanding the foregoing, subject to the disbursement conditions set forth herein, Tenant may utilize funds from the Construction Allowance for ADA compliance in the 5400 Building. Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Premises or Initial Improvements comply with ADA requirements. In the event that any modifications or additions to the Premises are required by any codes, rules, or governmental or quasi-governmental bodies (including, without limitation, the Department of Children and Families) for the Initial Improvements to be conditionally or finally approved, Tenant shall have the obligation to install such modifications or additions at its sole cost and expense, subject to the reasonable approval of Landlord as to design, location and structural integrity. Tenant acknowledges that Tenant's obligations hereunder shall include conditions of the Premises existing as of the date of this Lease. Tenant, at its sole cost and expense, agrees to save, indemnify and hold Landlord, Landlord's beneficiary, any and all mortgagees and their respective agents, beneficiaries, partners, officers, servants and employees harmless against all claims and

liabilities, including but not limited to any fines, penalties and attorneys' fees, arising from noncompliance of the Premises, the Initial Improvements and other alterations, additions, or improvements in the Premises with applicable laws, including, without limitation, the ADA. Any claim for indemnification set forth in this Section 39.D. shall be deemed an Indemnification Claim and shall be handled in accordance with the provisions of Section 8 of this Lease. Tenant's obligations and liabilities under this Section 39.D. shall survive the expiration of this Lease.

40. *INTENTIONALLY OMITTED.*

41. ATTORNEYS' FEES. Except in the event of an Indemnification Claim pursuant to Section 8 (such that Tenant pays for all reasonable attorneys' fees incurred in connection therewith), if either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including reasonable attorneys' fees.

42. CONSENTS OR APPROVALS. In the event any provision of this Lease requires the consent or approval of Landlord and the terms of such consent or approval are not specified in such provision, such consent or approval shall be within the commercially reasonable discretion of Landlord.

43. REPRESENTATIONS AND WARRANTIES: Tenant represents and warrants to Landlord the following:

A. Tenant is in full compliance with and hereby agrees that at all times during the Term to comply with all anti-money laundering laws, including, without limitation, the USA Patriot Act and the laws administered by the United States Treasury Department's Office of Foreign Assets Control, including, without limitation, Executive Order 13224 ("**Executive Order 13224**"). Tenant further represents (such representation to be true throughout the Term) (a) that it is not on the SDN List (as defined below), and it is not owned or controlled directly or indirectly by any person or entity on the SDN List published by the United States Treasury Department's Office of Foreign Assets Control (the "**SDN List**") and (b) that it is not a person otherwise identified by government or legal authority as a person with whom a United States person is prohibited from transacting business.

B. The execution and delivery of this Lease and the performance by Tenant of its obligations hereunder have been duly authorized and create binding obligations on the part of Tenant. The person signing this Agreement on behalf of Tenant has been duly authorized to execute and deliver this Agreement on behalf of Tenant.

C. Except as disclosed in writing to Landlord, there is no claim, action, suit proceeding, or investigation pending (including, without limitation, any government agency or government, commercial or private payer claim, action, suit or proceeding) or to the knowledge of Tenant, threatened or affecting Tenant or Guarantor, which may adversely affect Tenant's ability to fulfill his obligations under this Lease or Guarantor's obligations under the Guaranty. Tenant is not in default under any agreements which may adversely affect Tenant's ability to fulfill Tenant's obligations under this Lease. Guarantor is not in default under any agreements which may adversely affect Guarantor's ability to fulfill Guarantor's obligations under the Guaranty. No actions for

disgorgement or return of payments from government, commercial insurance or private payers previously paid to Tenant or Guarantor are pending or, to Tenant's knowledge, threatened.

D. Tenant has received and is in compliance with all applicable professional licensures, certifications and accreditations, including, without limitation, as may be required by the Department of Children and Families, and has no knowledge of any pending or threatened denial, suspension, revocation or limitation of such licensure.

44. FORCE MAJEURE: If either party shall be delayed, hindered in or prevented from the performance of its obligations hereunder by reason of strikes, lockouts, labor troubles, inability to procure materials or building permits, governmental delays, failure of power, riots, insurrection, the act, failure to act or default of the other party, war, terrorist event or any other reason beyond the reasonable control of such party (except in all cases for any performance requiring the payment of money) (as applicable a "**Force Majeure Event**"), then such performance shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a reasonable period provided, however, with respect to any such Force Majeure Event for which Tenant seeks to avail itself to an extended period of performance Tenant (I) must upon occurrence of any such Force Majeure Event or any event that would likely give rise to a Force Majeure Event (e.g., delay in building permits being issued, governmental delays), promptly (but in no event later than thirty (30) days after such event) notify Landlord in writing of (a) the occurrence of the Force Majeure Event, (b) its anticipated effect on Tenant's performance, (c) how long Tenant expects the Force Majeure Event to last, and (d) the strategic action plan to mitigate the Force Majeure Event; (II) shall update the information provided in such notice as reasonably necessary; and (III) shall use diligent efforts to limit costs and damages and to resume performance under this Lease (and compliance with any strategic action plan approved by Landlord in writing (such approval not to be unreasonably withheld, conditioned or delayed). Items in this Section 44. (I), (II), and (III) are, collectively, the "**FM Requirements**". In the event all FM Requirements are not satisfied, Tenant shall not be permitted to avail itself to any extension of a period of performance required elsewhere under this Lease.

45. PROHIBITION AGAINST RECORDING: Neither the Lease, nor any memorandum, affidavit or other writing with respect to this Lease, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void or be a Default at Landlord's election.

46. LIMITATION OF LIABILITY: Landlord shall not be liable for (a) any condition of the Premises whatsoever, or (b) any acts or omissions of any predecessor occupants or owners of the Premises, including, without limitation, Comprehensive Alcoholism Rehabilitation Programs, Inc. No officer, director, shareholder, member, manager, employee, agent, lender or representative of Landlord shall be liable, in any manner whatsoever, for any obligations of the Landlord under this Lease or arising in any way from Tenant's occupation of the Premises. Tenant agrees to seek recovery of any liability or damages arising under or in connection with this Lease solely from Landlord's interest in the Premises (including, without limitation, the Building). Such limitation shall not be deemed liquidated damages but merely a limitation on Tenant's damages hereunder.

47. PROTECTED HEALTH INFORMATION: Tenant and Landlord acknowledge that Tenant creates, receives, maintains and/or transmits "protected health information" ("**PHI**") as defined in 45 C.F.R. §160.103. Tenant shall have all responsibility and obligation to maintain

appropriate safeguards to protect the privacy and provide for the security of PHI. Tenant shall be solely responsible for such PHI and other files. At either party's request, the parties hereto shall enter into a commercially reasonable Business Associate Agreement as may be necessary for the performance of Landlord's and Tenant's obligations under this Lease.

48. TENANT'S CONTROL OVER PROFESSIONAL SERVICES AND FEES: Tenant shall be solely and exclusively in control of all aspects of Tenant's professional practice, and shall be solely responsible for the care and treatment of Tenant's clients/patients, and the licensing and professionalism of Tenant's employees, agents, licensees and representatives.

49. NON-REFERRAL COVENANTS: Landlord expressly agrees that nothing contained in this Lease shall require it to refer any clients/patients to, or order any goods or services from Tenant. Notwithstanding any unanticipated effect of any provision of this Lease, neither Tenant nor Landlord will knowingly or intentionally conduct itself in such a manner as to violate the prohibition against fraud and abuse in connection with the Medicare and Medicaid programs (42 USC Section 1320a-7b). Both parties represent to the other that the Rent provided for in this Lease is at fair market value rates and do not take into account the value or volume of any referrals or other business generated between Landlord and Tenant. Both as a material condition to this Lease and as a continuing representation and warranty for the duration of this Lease, Tenant represents and warrants that neither it nor any of its owners, officers, directors, employees, agents, subcontractors etc. have been suspended, excluded, or debarred from any government payor program.

50. GUARANTY: Except as otherwise set forth in the Guaranty (defined below), Ethema Health Corporation, a Colorado corporation and Shawn Leon, an individual, jointly and severally (together, "**Guarantor**"), shall guaranty the payment and performance of all obligations of Tenant under this Lease by executing a Guaranty in favor of Landlord in the form attached hereto and incorporated herein as Exhibit C (the "**Guaranty**"). At all times during the Term, Ethema (i) shall not mortgage, encumber or pledge any of its real property assets (or any direct or indirect interest therein) in a financing transaction involving the incurrence of indebtedness or liabilities (including, without, limitation, mortgage or mezzanine indebtedness or so-called "preferred equity" (equity requiring mandatory payments)) (as applicable, "**Property Indebtedness**") beyond the amount of indebtedness and liabilities currently secured by Ethema's real property assets (directly or indirectly) on the Commencement Date, (ii) shall (without limitation of the rights of Landlord to require financial information under Section 31) within forty-five (45) days following the end of each calendar quarter, deliver to Landlord, with respect to the prior calendar quarter, a certificate of Guarantor setting forth in reasonable detail Ethema's Net Worth and Property Indebtedness, as of the end of such prior calendar quarter, in a manner consistent with generally accepted accounting principles consistently applied together with a balance sheet as of the end of such prior calendar quarter evidencing the Net Worth and Property Indebtedness for Ethema. At any time while a Default has occurred and is continuing (y) Ethema shall not enter into or effectuate any transaction with any affiliate which would reduce the Net Worth of Ethema, including, without limitation, the payment of any dividend or distribution to a shareholder, partner or member as applicable, or the redemption, retirement, purchase or other acquisition for consideration of any stock or other ownership interest in Ethema, (z) neither Guarantor shall sell, pledge, mortgage or otherwise transfer any of such Guarantor's assets, or any interest therein. "**Net Worth**" shall mean, as of a given date, (i) total assets as of such date less (ii) total liabilities as of such date, determined in accordance with generally accepted accounting principles.

51. SECURITY DEPOSIT:

A. Not later than June 22, 2018, Tenant shall deliver to Landlord a cash security deposit in the amount of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (the "**Security Deposit**"). The Security Deposit shall be held by Landlord (without liability for interest, except to the extent required by applicable law) as security for the performance of Tenant's obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure of Tenant's liability for damages. Landlord may, from time to time while an Event of Default remains uncured, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent, cure any uncured default by Tenant, or repay Landlord for damages and charges for which Tenant is legally liable under this Lease or resulting from Tenant's breach of this Lease. If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount and such use by Landlord of the Security Deposit shall not constitute a cure of the existing Event of Default until such time as the entire amount owing to Landlord is paid in full and the Security Deposit is fully restored. Failure to so promptly restore the Security Deposit with ten (10) days after written demand shall be deemed a Default under this Lease. Provided that Tenant has performed all of its obligations hereunder, Landlord shall return any unapplied portion of the Security Deposit to Tenant within thirty (30) days after the later to occur of: (A) the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease; or (B) the Expiration Date (as the same may be extended as provided in this Lease). To the fullest extent permitted by applicable Law, Tenant agrees that the provisions of this Section 51 shall supersede and replace all statutory rights of Tenant under applicable law regarding the retention, application or return of security deposits. If Landlord transfers its interest in the Premises, Landlord shall assign the Security Deposit to the transferee and, following the assignment and the delivery to Tenant of an acknowledgement of the transferee's responsibility for the Security Deposit if required by applicable law, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

52. OPTION TO PURCHASE. During the Term, Tenant shall have the option to purchase the Premises on the terms and conditions set forth on Exhibit D attached hereto and incorporated herein by reference. Notwithstanding anything to the contrary contained herein, the provisions of this Section 52 and Exhibit D shall be and remain in all respects and for all purposes, subject, subordinate and junior in right and interest to the lien of any mortgage and to the right and interest of the holder of the mortgage debt secured thereby whether now or hereafter outstanding, as fully and with the same effect as if the mortgage had been duly executed, acknowledged, delivered and recorded by the record owner of the Premises so as to constitute a first lien of record, and as if the mortgage debt had been fully disbursed prior to the execution and delivery of the Lease. Tenant further hereby waives any right to exercise of any purchase option in connection with: (a) the mortgagee's exercise of any remedies under its mortgage (including any deed in lieu of foreclosure), and (b) the sale of the Premises by the mortgagee to any successor owner.

53. RADON GAS: RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.

[Signatures on following page]

Michael Williams

AMANDA MILLARD

ERIN MACAULAY

SHAWN LEON
CEO MALASIA

ERIN MACAULAY

AMANDA MILLARD

ERIN MACAULAY

SHAWN LEON
PRESIDENT.

EXHIBIT A

LEGAL DESCRIPTION OF PREMISES

PARCEL NO. 1:

Tracts "A" and "B", C.A.R.P. -Plat 1, according to the Plat thereof on file in the Office of the Clerk of the Circuit Court in and for Palm Beach County, Florida recorded in Plat Book 71, page 100, said lands situate, lying and being in Palm Beach County, Florida.

AND

PARCEL NO. 2:

A parcel of land being in the Northwest One-Quarter (NW 1/4) of the Southwest One-Quarter (SW 1/4) of the Northwest One-Quarter (NW 1/4) of Section 4, Township 43 South, Range 43 East, Palm Beach County, Florida being more particularly described as follows:

Commencing at the Northwest corner of said Section 4; thence south 04 degrees 15 minutes 06 seconds west along the West line of said Section 4, same line also being the Easterly line and the Northerly extension thereof, the Plat of Australian Business Park, as recorded in Plat Book 40, pages 88 through 89, of the Public Records of Palm Beach County, Florida, a distance of 1278.47 feet to the Point of Beginning of this description; thence South 88 degrees 43 minutes 05 seconds East along the North line of the South One-Half (S 1/2) of the Northwest One-Quarter (NW 1/4) of said Section 4, a distance of 666.02 feet; thence South 04 degrees 19 minutes 15 seconds West along the East line of the Northwest One-Quarter (NW 1/4) of the Southwest One-Quarter (SW 1/4) of the Northwest One-Quarter (NW 1/4) of said Section 4, a distance of 162.50 feet; thence North 88 degrees 38 minutes 24 seconds West, a distance of 665.78 feet to a point of intersection with the said East line of said Australian Business Park and the said West line of Section 4; thence North 04 degrees 15 minutes 06 seconds East along the said East line of Australian Business Park and the said West line of Section 4, a distance of 161.58 feet to the Point of Beginning.

EXHIBIT B

TENANT WORK LETTER

This Work Letter is attached as an Exhibit to that certain Lease between AREP 5400 EAST AVENUE LLC, as Landlord, SEASTONE DELRAY HEALTHCARE, LLC, as Tenant (the "**Lease**") and relating to the lease by Landlord to Tenant of that certain Premises described in the Lease. Unless otherwise specified, all capitalized terms used in this Work Letter shall have the same meanings as in the Lease.

1. **Tenant's Plans**. Tenant agrees to construct leasehold improvements (the "**Tenant Work**") in a good and workmanlike manner in and upon the Premises, at Tenant's sole cost and expense, in accordance with the following provisions and the provisions set forth in Section 39 of the Lease. Not later than July 31, 2018, Tenant shall submit to Landlord for Landlord's approval complete plans and specifications for the construction of the Tenant Work ("**Tenant's Plans**"), including, without limitation, all interior and exterior improvements that Tenant proposes to install or to 5400. If Landlord requests in writing, such working drawings shall also be delivered in CAD format along with a hard copy thereof. Such working drawings shall be prepared by a licensed architect (the "**Architect**") reasonably acceptable to Landlord and shall include detailed plans and specifications for the partition layout, ceiling plans, electrical outlets and switches, telephone outlets, drawings for any modifications to the physical structure, mechanical and plumbing systems of the Building, with detailed specifications as to equipment, furniture and fixtures, lighting, finishes, sound proofing, frontage, other interior aspects as may reasonably be required by Landlord in accordance with all applicable laws. If Tenant did not utilize Landlord's MEP engineering firm, then Tenant's MEP drawings may be reviewed and approved by Landlord's engineering firm at reasonable arm's length prices all at Tenant's expense. Unless otherwise agreed to in writing by Landlord and Tenant, all work involved in the construction and installation of the Tenant Work shall be carried out by Tenant's Contractor under the sole direction of Tenant, in compliance with all applicable laws. Tenant shall obtain from Tenant's Contractors and provide to Landlord a list of all subcontractors providing labor or materials in connection with any portion of the Tenant Work prior to commencement of the Tenant Work. Tenant warrants that the design, construction and installation of the Tenant Work shall conform to the requirements of all applicable laws, including building, plumbing and electrical codes and the requirements of any authority having jurisdiction over, or with respect to, such Tenant Work.

2. **Approval Process**. Landlord shall notify Tenant whether it approves of the submitted working drawings within fifteen (15) business days after receipt. If Landlord disapproves of such working drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within ten (10) business days after such notice, have the Architect revise such working drawings in accordance with Landlord's objections and submit the revised working drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings within ten (10) business days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Tenant and Landlord. When the final working drawings are agreed to by Landlord and Tenant, they shall be agreed to in writing with the final plans attached. The final working drawings as approved by Landlord and Tenant in writing and all specifications therein will be deemed the final "**Initial Improvements**" to be constructed by Tenant under the Lease with completion and payment therefore prior to the expiration of the Work Period guaranteed by the

Guarantor. Should Landlord or Tenant forget or fail to deliver a final signed document approving the plans, electronic mail correspondence may evidence bi-lateral consent and approval of the agreed Initial Improvements to be constructed by Tenant under the Lease with timely completion and payment therefore guaranteed by the Guarantor. Landlord's approval of the Initial Improvements shall not be deemed a statement of compliance with applicable laws, nor of the accuracy, adequacy, appropriateness, functionality or quality of the improvements to be made.

3. **Permits**. Tenant shall apply for all building permits within fifteen (15) days after the Initial Improvements are agreed to pursuant to Section 2 above and shall diligently pursue such building permits at all times thereafter.

4. **Change Orders**. Tenant may initiate changes in the Initial Improvements. Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed; however, if such requested change would affect (in the reasonable discretion of Landlord) (i) the Building's structure or the Building's systems, (ii) the exterior appearance of the Building, or (iii) the publicly visible appearance of the Premises, Landlord may withhold its consent in its sole and absolute discretion. Tenant shall, upon completion of the Initial Improvements, furnish Landlord with an accurate architectural "as-built" plan of the Initial Improvements as constructed in PDF and CAD format (together with a hard copy thereof). If Tenant requests any changes to the agreed Initial Improvements described in the approved working drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the cost Tenant pays for the Initial Improvements.

5. **Landlord's Oversight and Coordination**. Construction of the Tenant Work shall be subject to oversight and coordination by Landlord, but such oversight and coordination shall not subject Landlord to any liability to Tenant, Tenant's Contractors or any other person. Landlord has the right to inspect construction of the Tenant Work from time to time.

6. **Assumption of Risk and Waiver**. Tenant hereby assumes any and all risks involved with respect to the Tenant Work and hereby releases and discharges Landlord, its employees, representatives and agents from any and all liability or loss, damage or injury suffered or incurred by Tenant or third parties in any way arising out of or in connection with the Tenant Work.

EXHIBIT C

FORM OF GUARANTY

THIS GUARANTY ("**Guaranty**") is made as of May __, 2018 by **SHAWN LEON,** an individual ("**Shawn**"), and **ETHEMA HEALTH CORPORATION**, a Colorado corporation, jointly and severally ("**Ethema**"; Shawn and Ethema are, together, the "**Guarantor**"), all with a principal office at 810 Andrews Ave., Delray Beach, Florida, 33484, in favor **AREP 5400 EAST AVENUE LLC**, a Delaware limited liability company ("**Landlord**"). Capitalized terms not otherwise defined herein are defined in the Lease (hereinafter defined).

RECITALS

WHEREAS, Seastone Delray Healthcare, LLC, a Florida limited liability company (the "**Tenant**"), desires to enter in a certain Lease Agreement (the "**Lease**") of even date herewith for certain premises located at 5400, 5402 and 5410 East Avenue, West Palm Beach, Florida (the "**Premises**"); and

WHEREAS, the Guarantor has a direct, indirect, or other economic interest in Tenant and will derive substantial economic benefit from Landlord entering into the Lease with Tenant; and

WHEREAS, to induce Landlord to enter into the Lease, Guarantor has agreed with Landlord to guaranty to Landlord, by such Guarantor's execution and delivery of this Guaranty, that (i) the Initial Improvements (as defined in the Lease) will be completed prior to the expiration of the Work Period (as defined in the Lease) in all material respects in accordance with the plans and specifications to be agreed to by Landlord and Tenant pursuant to the agreed upon plans and specifications pursuant to the terms of the Lease and otherwise in compliance with all provisions of the Lease, (ii) the sum of the Rent and other charges in the Lease related to the Premises, (iii) all of Tenant's obligations under the Lease; (iv) such other matters as are further forth herein; and

WHEREAS, in making the Lease with Tenant, as aforesaid, Landlord is relying upon Guarantor's said agreement, as set forth in the provisions of this Guaranty.

AGREEMENTS

NOW, THEREFORE, intending to be legally bound, Guarantor, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, hereby covenants and agrees for the benefit of Landlord and its successors, endorsees, transferees, participants and assigns as follows:

1. Guarantor, primarily and absolutely, unconditionally, and irrevocably guarantees:

(a) the full, complete and punctual observance, performance and satisfaction of all of the obligations, duties, covenants and agreements of Tenant under the Lease with respect to the construction and completion (prior to the expiration of the Work Period) of the Initial Improvements free of any claim for mechanics', materialmen or any other liens, and in accordance with (1) all laws and regulations applicable to the Premises, (2) the specifications and plans to be agreed to by

Landlord and Tenant pursuant to the Lease, and (3) the time periods and other requirements set forth in the Lease, including, without limitation, the following:

(i) To perform, complete and pay for (or cause to be performed, completed and paid for) the construction and to pay all costs of said construction (including any and all cost overruns) and all other costs associated with the Initial Improvements (including, without limitation, the costs of any architects' and engineers' fees);

(ii) If any mechanics' or materialmen liens should be filed, or should attach, with respect to the Initial Improvements or other construction by reason of the construction of the Initial Improvements thereto, to immediately cause the removal of such liens, or post security against the consequences of their possible foreclosure satisfactory to Landlord;

(iii) If any chattel mortgages, conditional vendor's liens or any liens, encumbrances or security interests whatsoever, should be filed, or should attach, with respect to the personal property, fixtures, attachments and equipment on the Premises, to immediately cause the removal of such lien(s) or post security against the consequences of their possible foreclosure; and

(iv) To pay the premiums for all policies of insurance required to be furnished by Tenant pursuant to the Lease during the construction or after if such premiums are not paid by Tenant;

(b) the full and prompt payment, when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all Rent or other debts, liabilities, and obligations of the Tenant provided for in the Lease related to the Premises in strict accordance with the terms and conditions thereof and any Enforcement Costs (as hereinafter defined in Section 7 hereof); and

(c) the full, complete, and punctual observance, performance, and satisfaction of the obligations, duties and agreements of Tenant provided for in the Lease related to the Premises in strict accordance with the terms and conditions thereof.

All obligations described in subsections (a), (b) and (c) of this Section 1 are referred to herein as the "**Obligations**."

2. In the event of any Default by Tenant in performance of the Obligations Guarantor agrees, on demand by Landlord, to pay and/or perform all the Obligations, as applicable. During the course of any construction undertaken by Tenant or any other party on behalf of Tenant, Guarantor shall pay on demand any amounts due to contractors, subcontractors, and material suppliers and for permits and licenses necessary or desirable in connection therewith.

3. Guarantor does hereby (i) waive notice of acceptance of this Guaranty by Landlord and any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (ii) agree to refrain from asserting, right of set-off or other claim which Guarantor may have against Landlord, and (iii) waive any claims or defenses related to the fact that Guarantor failed to receive notice of, or an opportunity to object to, the plans and specifications for the Initial Improvements agreed to by Landlord and Tenant. Guarantor acknowledges that no representations of any kind whatsoever have been made by Landlord. No modification or waiver of any of the

provisions of this Guaranty shall be binding upon Landlord except as expressly set forth in a writing duly signed and delivered by Landlord. This Guaranty shall expressly survive any amendment, modification, extension or renewal of the Lease by Landlord regardless of whether Guarantor receives notice. For the avoidance of doubt, Guarantor agrees that Guarantor's liability as guarantor shall not be impaired or affected by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Guarantor. It is the intent of the parties hereto that, Guarantor shall remain liable for the performance of the Obligations, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety.

4. This is an absolute, primary present and continuing guaranty of payment, performance and timely completion and not of collection. Guarantor agrees that this Guaranty may be enforced by Landlord without the necessity at any time of resorting to or exhausting any other security or collateral given in connection herewith or with the Lease or obtain any judgment against Tenant or to pursue any other remedy or enforce any other right. Guarantor further agrees that nothing contained herein or otherwise shall prevent Landlord from pursuing concurrently or successively all rights and remedies available to it at law and/or in equity or under the Lease. None of Guarantor's obligations under this Guaranty or any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Tenant under the Lease or by reason of the bankruptcy of Tenant or by reason of any creditor or bankruptcy proceeding instituted by or against Tenant.

5. In the event Landlord obtains another signature of more than one Guarantor on this Guaranty or by obtaining additional guaranty agreements, or both, the undersigned agrees that Landlord, in Landlord's sole discretion, may (i) bring suit against all Guarantors jointly and severally or against any one or more of them, (ii) compound or settle with any one or more of the Guarantors for such consideration as Landlord may deem proper, and/or (iii) release one or more of the Guarantors from liability. The undersigned further agrees that no such action shall impair the rights of Landlord to enforce this Guaranty against any remaining Guarantor or Guarantors.

6. Guarantor will accord full recognition to any assignee or successor of Landlord and this Guaranty shall be freely assignable by Landlord. Guarantor agrees that all rights and remedies of Landlord shall be enforceable against Guarantor by any subsequent assignee or successor of Landlord.

7. If: (a) this Guaranty is placed in the hands of an attorney for collection or is collected through any legal proceeding; (b) an attorney is retained to represent Landlord in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors' rights and involving a claim under this Guaranty; (c) an attorney is retained to provide advice or other representation with respect to this Guaranty; or (d) an attorney is retained to represent Landlord in any proceedings whatsoever in connection with this Guaranty then Guarantor shall pay, on a joint and several basis, to Landlord upon demand all reasonable attorney's fees, costs and expenses incurred in connection therewith (all of which are referred to herein as "**Enforcement Costs**").

8. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS GUARANTY (EACH, A "**PROCEEDING**"), GUARANTOR IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN PALM BEACH COUNTY AND STATE OF FLORIDA, AND (B) WAIVES ANY OBJECTION WHICH GUARANTOR MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT,

WAIVE ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVE THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. THE LAW OF THE STATE OF FLORIDA SHALL APPLY TO THE INTERPRETATION AND ENFORCEMENT OF THIS GUARANTY.

9. GUARANTOR (BY ITS ACCEPTANCE HEREOF) HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS GUARANTY OR RELATING THERETO. Guarantor shall at all times maintain an agent located in Florida for accepting service of process and notices served upon Guarantor, and such agent shall accept the appointment. Initially, such agent shall be Clint Gage, Esq., c/o Dickinson Wright, 350 East Las Olas Boulevard, Suite 1750, Ft. Lauderdale, Florida 33301 Attn: Clint J. Gage, Esq. ("**Initial Registered Agent**"). Guarantor agrees that Initial Registered Agent has accepted such appointment and until such time as Landlord is notified in writing (in accordance with the notice provisions of the Lease) of a change of Florida registered agent, together with an acceptance of the substitute appointment signed by the substitute registered agent, Initial Registered Agent shall remain the valid registered agent to accept notices hereunder and service of process on Guarantor and any notices delivered to, or service of process on, Initial Registered Agent shall be deemed valid delivery of notice or service of process (as applicable) on Guarantor.

10. In order to induce Landlord to enter into the Lease, Guarantor makes the following representations and warranties to Landlord set forth in this Section. Guarantor acknowledges that but for the truth and accuracy of the matters covered by the following representations and warranties, Landlord would not have agreed to make the Lease.

(a) Any and all balance sheets, net worth statements, and other financial data with respect to Guarantor which have heretofore been given to Landlord by or on behalf of Guarantor fairly and accurately present the financial condition of Guarantor as of the respective dates thereof. Any and all balance sheets, net worth statements, and other financial data with respect to Guarantor which will hereafter be given to Landlord by or on behalf of Guarantor will fairly and accurately present the financial condition of Guarantor as of the respective dates thereof.

(b) Except as disclosed in writing to Landlord, there is no action, proceeding, or investigation pending or, to the knowledge of Guarantor, threatened or affecting Guarantor, which may adversely affect Guarantor's ability to fulfill his obligations under this Guaranty. There are no judgments or orders for the payment of money rendered against Guarantor which have been undischarged for a period of ten (10) or more consecutive days. Guarantor is not in default under any agreements which may adversely affect Guarantor's ability to fulfill Guarantor's obligations under this Guaranty.

(c) Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Tenant and is familiar with the value of any assets of Tenant; however, Guarantor is not relying on such financial condition or the assets as an inducement to enter into this Guaranty.

(d) The execution, delivery and performance by Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder do not and will not contravene

or conflict with any law, statute or regulation whatsoever to which Guarantor is subject, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the breach of, any indenture, mortgage, charge, lien, contract, agreement or other instrument to which such Guarantor is a party or which may be applicable to Guarantor. This Guaranty is a legal and binding obligation of each Guarantor and is enforceable against such Guarantor in accordance with its terms.

11. All of the foregoing representations and warranties shall survive the execution hereof.

12. This Guaranty shall be binding upon the heirs, executors, legal and personal representatives, successors and assigns of Guarantor and shall not be discharged in whole or in part by the death of Guarantor.

13. Time shall be of the essence in all matters of payment and/or performance under this Guaranty.

14. This Guaranty may be executed in any number of electronic or original counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same original instrument.

15. In the event of any receivership, bankruptcy, reorganization, arrangement, debtor's relief or other insolvency proceeding involving any Guarantor as a debtor, Landlord shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable under this Guaranty after a Default under the Lease. In the event that pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law or any judgment, order or decision thereunder, Landlord must rescind or restore any payment or any part thereof received, any prior release or discharge from the terms of this Guaranty given to Guarantor by Landlord shall be without effect and this Guaranty shall remain (or shall be reinstated to be) in full force and effect. It is the intention that Guarantor's obligations hereunder shall not be discharged except by Guarantors' performance of such obligations and then only to the extent of such performance.

16. Guarantor hereby unconditionally and irrevocably waives, releases and abrogates any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating Guarantors to the rights of Landlord), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Tenant or any other party liable for the payment of any or all of the Obligations for any payment made by Guarantor under or in connection with this Guaranty or otherwise.

17. Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon Tenant's assets shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon Tenant's assets securing or related payment of the Obligations, regardless of whether such encumbrances in favor of Guarantor or Landlord presently exist or are hereafter created or attach.

18. Notwithstanding the foregoing, the Obligations of Shawn under this Guaranty shall be limited to the sum total of twelve (12) consecutive months of Base Rent and Additional Rent (as

estimated by Landlord) owed to Landlord under the Lease immediately following an Event of Default. Nothing in this Section 18 shall constitute a limitation of the Obligations owed by Ethema and Ethema shall remain fully liable for all Obligations hereunder.

[Signature page follows]

This Guaranty is executed and entered into as of the date first set forth above.

______________________________ Print Name: ____________________	______________________________ SHAWN LEON
______________________________ Print Name: ____________________	
______________________________ Print Name: ____________________	ETHEMA HEALTH CORPORATION, a Colorado corporation
______________________________ Print Name: ____________________	By: ____________________ Name: ____________________ Title: ____________________

EXHIBIT D

PURCHASE OPTION

1. So long as no Event of Default (that remained (or remains) uncured, to the extent of any applicable cure period, for more than twenty-one (21) days) has occurred at anytime within the then previous eighteen (18) months, and subject to all terms and conditions of this Exhibit D, Tenant shall have the right and option (the "**Purchase Option**") to purchase the Premises for a purchase price of Seventeen Million Two Hundred Fifty Thousand and No/100ths Dollars ($17,250,000.00) plus any Construction Allowance then funded by Landlord (the "**Initial Option Price**"). The Initial Option Price shall increase Seven Hundred and Fifty Thousand and No/100ths Dollars ($750,000.00) on the last day of each calendar month starting August 31, 2018 (i.e., the first such increase shall occur on August 31, 2018) until the Tenant closes on the Purchase Option and the Premises is conveyed to Tenant (as defined below) (the Initial Option Price, as may be so increased from time to time, is referred to as, the "**Option Price**").

2. The Purchase Option shall be exercisable by Tenant giving written notice of exercise to Landlord (an "**Exercise Notice**"). Tenant's right to exercise the Purchase Option shall be subject to the condition that at the time of the exercise of the Purchase Option the Lease shall be in full force and effect and no Default on the part of Tenant shall have occurred under the Lease (that remained (or remains) uncured, to the extent of any applicable cure period, for more than twenty-one (21) days) at anytime within the eighteen (18) months previous to the Exercise Notice being given.

3. Not later than five (5) days following a valid exercise of the Purchase Option, the Landlord shall prepare a reinstatement (the "**Reinstatement**") of that certain terminated Agreement of Purchase and Sale with an effective date of November 2, 2017 by and between Landlord and Tenant, as amended by a certain First Amendment to Agreement of Purchase and Sale dated December 28, 2017, a certain Second Amendment to Agreement of Purchase and Sale dated January 31, 2018, a certain Third Amendment to Agreement of Purchase and Sale dated March 7, 2018, a certain Fourth Amendment to Purchase Agreement dated March 28, 2018, a certain Fifth Amendment to Purchase Agreement dated April 11, 2018, a certain Sixth Amendment to Purchase Agreement dated May 8, 2018, a certain Seventh Amendment to Purchase Agreement dated May 11, 2018, and a certain Eighth Amendment to Purchase Agreement dated May 18, 2018 (collectively, the "**Prior Agreement**") with appropriate amendments to reflect:

(i) factual matters and circumstances which are, by their very nature, no longer applicable, such as, for example and without limitation, those related to any previous tenants, or previous leases, or the Access Period (as defined in the Prior Agreement);

(ii) the Option Price (which amount is determined by the Closing Date (as defined below) and not the date of the Exercise Notice or any other date);

(iii) non-refundable Earned Payments (as defined in the Prior Agreement) of five percent (5%) of the Option Price (the "**Earned Payments**") due to Landlord within three (3) business days of Tenant's execution of the Reinstatement (the "**Execution Date**");

(iv) a Closing Date (as defined in the Prior Agreement) not later than thirty (30) days after the Execution Date (the "**Closing Date**");

(v) Landlord's remedies expanded to include the right to terminate the Reinstatement, keep the Earned Payments and recover its out-of-pocket costs (all of which may be added to Rent under the Lease) or seek specific performance against Tenant (the "**Reinstatement Remedies**"); and

(vi) Tenant shall not receive a credit for any security deposit posted under any prior tenancy, but Landlord shall credit Tenant the remaining unapplied Security Deposit (as defined in this Lease), if any, on the Closing Date;

(vii) there will be no proration of Taxes (as defined in the Prior Agreement) or utilities;

(viii) Tenant may designate a wholly owned subsidiary of Ethema Health Corporation to take title on the Closing Date (and no such designation shall relieve Tenant from obligations under the Reinstatement or the Lease);

(ix) to the extent the Exercise Notice is also a Termination Casualty Exercise (as defined in Section 15 of the Lease), Landlord shall assign insurance proceeds in the manner set forth under Section V.B. of the Prior Agreement on the Closing Date; and

(x) other matters set forth in this Exhibit D.

For clarification, Landlord shall provide no "seller financing" under the Reinstatement.

4. Tenant acknowledges that the form and substance of the Prior Agreement (with such amendments) is acceptable to Tenant in all respects and Tenant shall have five (5) days from Landlord's delivery of the Reinstatement to execute same, failing which the Purchase Option shall be automatically null, void and of no further force or effect. For clarification, Landlord's conveyance of title shall be subject to all Permitted Exceptions (as defined in the Prior Agreement) which had previously been accepted, deemed accepted, or waived by Tenant under the Prior Agreement (and all matters caused by, through or Tenant in the future). At Closing, Tenant shall pay all Base Rent, Additional Rent and other charges due and payable under the Lease through the Closing Date (and such Base Rent and Additional Rent shall not be prorated back to Tenant under the Reinstatement). Neither Landlord nor Tenant shall engage the services of a broker for or in connection with the Purchase Option. On the Closing Date, Tenant will release Landlord from any and all claims relating to the Premises and this Lease. At Tenant's Option on the Closing Date, Landlord will assign its interest in the Lease to Tenant (without recourse) or terminate the Lease.

5. If Tenant exercises the Purchase Option prior to August 1, 2018 and either: (i) fails to execute the Reinstatement in accordance with this Exhibit D, or (ii) close and fund the Option Price in accordance with the Reinstatement (a "**Pre-August Default**"), then, in either case, any such failure shall not constitute an automatic Default under the Lease but Landlord may exercise any and all of the Reinstatement Remedies and the Lease shall continue (including, for clarification, Tenant's ability to subsequently re-exercise the Purchase Option if Landlord does not elect specific performance); provided that in the event of a Pre-August Default, where Tenant subsequently validly re-exercises the Purchase Option, any Earned Payments retained by Landlord in connection with the Pre-August Default Reinstatement Remedies (but not earlier) shall be applied to the Option Price on the Closing Date. If Tenant exercises the Purchase Option on or after August 1, 2018 and either: (i) fails to execute the Reinstatement in accordance with this Exhibit D, or (ii) close and fund the Option

Price in accordance with the Reinstatement, then, in either case, any such failure shall constitute an automatic waiver of Tenant's right to subsequently re-exercise the Purchase Option, in addition to, and not in limitation of, Landlord's right to pursue the Reinstatement Remedies.

6. If Tenant has not exercised the Purchase Option but still has the right to do so under this Exhibit D and should Landlord determine in its sole and absolute discretion to market or offer the entire Premises for sale to a third party (not including a transfer to Landlord's members or direct or indirect affiliates, for which the provisions of this Section 6 shall not apply), and other than a foreclosure or other enforcement action (including, without limitation, a deed-in-lieu) by a lender of Landlord with a secured interest in the Premises (as applicable, a "**Qualified Offering**"), then Landlord shall immediately deliver written notice of such fact to Tenant, prior to Landlord entering into any binding contract with any third party to sell the Premises (the "**Put Decision Notice**"). In the event Landlord sends the Put Decision Notice, Tenant shall have ten (10) business days from delivery of the Put Decision Notice (the "**Blackout Period**") to send Landlord an Exercise Notice and elect to exercise the Purchase Option at the Option Price in accordance with this Exhibit D. If Tenant fails to send the Put Decision Notice prior to the expiration of the Blackout Period, Tenant's Purchase Option shall be null and void, and Landlord shall have the unrestricted right to thereafter sell (or formally determine to sell) the Premises at any time during the six (6) month period following the Blackout Period (the "**6 Month Window**") free of Tenant's rights under this Exhibit D, which rights shall become null and void upon consummation of such sale without any obligation of notice to or consent by Tenant. Notwithstanding the foregoing, if Landlord has not executed definitive written purchase and sale agreement for the Premises within the 6 Month Window, Landlord must send Tenant an additional Put Decision Notice if it desires to continue or re-institute a Qualified Offering and the provisions of this Section 6 shall be repeated any number of times until Landlord consummates a sale of the Premises or this Section 6 (or entire Exhibit D) are otherwise null and void, whichever occurs first. Notwithstanding, (i) if an Event of Default (that remained (or remains) uncured, to the extent of any applicable cure period, for more than twenty-one (21) days) has occurred at any time within the then previous eighteen (18) months, this Section 6 will not apply, and Landlord shall have no obligation to send a Put Decision Notice with respect thereto; and (ii) provided an Event of Default has not occurred under the Lease, Landlord shall not make any Qualified Offering prior to August 30, 2018.

7. The Purchase Option is personal to Tenant. The Purchase Option shall be subject and subordinate to any mortgage now or hereafter placed on any portion of the Premises.